As filed with the Securities and Exchange Commission on October 16, 1996


                                                       Registration No. 33-86518
                                                               File No. 811-5169

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------


                         POST-EFFECTIVE AMENDMENT NO. 3
                                       TO
           REGISTRATION STATEMENT OF SMALL BUSINESS INVESTMENT COMPANY
                        UNDER THE SECURITIES ACT OF 1933


                                  ------------


                                 AMENDMENT NO. 7
                                       TO
                                    FORM N-5
                    UNDER THE INVESTMENT COMPANY ACT OF 1940


                                  ------------

                        FRESHSTART VENTURE CAPITAL CORP.
               (Exact name of registrant as specified in charter)

                              313 West 53rd Street
                            New York, New York 10019
                    (Address of principal executive offices)

                         ZINDEL ZELMANOVITCH, PRESIDENT
                        Freshstart Venture Capital Corp.
                              313 West 53rd Street
                            New York, New York 10019
                     (Name and address of agent for service)

                                 With copies to:
C. WALTER STURSBERG, JR., ESQ.                         STEVEN L. WASSERMAN, ESQ.
        Stursberg & Veith                                  Reid & Priest LLP
405 Lexington Avenue, Suite 4949                          40 West 57th Street
    New York, New York 10174                           New York, New York 10019

Approximate date of  commencement  of  proposed  sale of the  securities  to the
     public:   As  soon  as  practicable   after  the  effective  date  of  this
     Registration Statement.

                                  ------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.


================================================================================

                        FRESHSTART VENTURE CAPITAL CORP.

                                  ------------

                              CROSS-REFERENCE SHEET

          (Pursuant to Rule 481 showing the location in the prospectus of the responses to the Items of Parts I and II of Form N-5)


                                  ------------

                       Item No. and Caption                                      Prospectus Caption
                       --------------------                                      ------------------
 1.   Organization and Business........................................   THE COMPANY; BUSINESS
 2.   Fundamental Policies of the Registrant...........................   INVESTMENT POLICIES
 3.   Policies with Respect to Security Investments....................   INVESTMENT POLICIES
 4.   Ownership of Voting and Convertible Securities
        of Other Issuers...............................................       *
 5.   Special Tax Provisions Applicable to Registrant..................   TAX CONSIDERATIONS
 6.   Pending Legal Proceedings........................................   BUSINESS-- Legal Proceedings
 7.   Summary of Earnings..............................................   SUMMARY FINANCIAL INFORMATION
 8.   Persons in Control Relationship with Registrant..................   MANAGEMENT; SECURITY OWNERSHIP OF PRINCIPAL
                                                                            STOCKHOLDERS AND MANAGEMENT
 9.   Persons Owning Equity Securities of Registrant...................   SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
                                                                            AND MANAGEMENT
10.   Number of Holders of Equity Securities...........................       *
11.   Directors and Executive Officers.................................   MANAGEMENT-- Officers and Directors
12.   Members of Advisory Board of Registrant..........................   Not Applicable
13.   Remuneration of Directors, Officers and
        Members of Advisory Board......................................   MANAGEMENT-- Compensation of Officers and
                                                                            Directors
14.   Indemnification of Directors and Officers........................       *
15.   Custodians of Portfolio Securities...............................   CUSTODIAN
16.   Investment Advisers..............................................   Not Applicable
17.   Business and other Connections of Investment
        Advisers and Their Managements.................................   Not Applicable
18.   Interest of Affiliated Persons in Certain Transactions...........   CERTAIN TRANSACTIONS
19.   Capital Stock....................................................   DESCRIPTION  OF  CAPITAL  STOCK AND  LONG-TERM
                                                                            DEBT
20.   Long-Term Debt...................................................   Not Applicable
21.   Other Securities.................................................   Not Applicable
22.   Financial Statements.............................................   See Item 28
23.   Distribution Spread..............................................   Cover Page
24.   Plan of Distribution.............................................   PLAN OF DISTRIBUTION
25.   Use of Proceeds to Registrant....................................   USE OF PROCEEDS
26.   Sales Otherwise Than for Cash....................................   Not Applicable
27.   Information Required by Items of Part I..........................   See Above
28.   Financial Statements Required by Item 22 of Part I...............   FINANCIAL STATEMENTS

----------
*    Not required to be included in the Prospectus.

--------------------------------------------------------------------------------

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

--------------------------------------------------------------------------------



                   SUBJECT TO COMPLETION DATED OCTOBER 16, 1996


                        Freshstart Venture Capital Corp.


                                1,000,000 Shares
                                  Common Stock

     Freshstart Venture Capital Corp., a New York corporation (the "Company"), is a closed-end, diversified registered investment company licensed by the United States Small Business Administration ("SBA") to operate as a Specialized Small Business Investment Company ("SSBIC"). The Company is hereby offering 1,000,000 shares of its common stock, par value $.01 per share (the "Common Stock"). The Company's business is to provide loan financing to persons who qualify under SBA regulations as socially or economically disadvantaged persons or to entities which are at least 50% owned by such persons. The Company has made, and intends to continue to make, a portion of its loans for financing the purchase or continued ownership of taxicab medallions, taxicabs and related assets. The balance of its loan portfolio includes loans for the acquisition and/or operation of other small businesses. An investment in an SSBIC may afford a qualified investor certain favorable tax benefits, including the ability to defer the recognition of capital gain realized on the sale of a publicly traded security, subject to certain limitations, if the qualified investor uses the proceeds from the sale of such publicly traded security within 60 days to purchase common stock in an SSBIC. In addition, subject to certain conditions, certain financial institutions may be able to satisfy their requirements under the Community Reinvestment Act through the purchase of shares of the Company's
Common Stock. See "FEDERAL REGULATION -- Community Reinvestment Act of 1977." Prior to the offering, there has been no public market for the Common Stock. No assurance can be given that a public market will develop following the completion of the offering or that, if any such market does develop, it will be sustained. It is anticipated that the Common Stock will be listed on the Nasdaq SmallCap Market under the symbol "FSVC."


                  SEE "RISK FACTORS" STARTING ON PAGE 7 HEREOF.

                                  ------------

     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE SECURITIES AND INVOLVE A HIGH DEGREE OF RISK.

     IN ADDITION, CLOSED-END FUNDS FREQUENTLY TRADE IN THE SECONDARY MARKET (TO THE EXTENT ONE EXISTS) AT A PRICE BELOW NET ASSET VALUE AND/OR THE PUBLIC OFFERING PRICE. ACCORDINGLY, IF THE SHARES OF COMMON STOCK OFFERED HEREBY TRADE BELOW SUCH LEVELS, PURCHASERS OF SHARES IN THIS OFFERING WHO WISH TO SELL THEIR SHARES IMMEDIATELY MAY NOT BE ABLE TO DO SO WITHOUT SUSTAINING A LOSS. SEE "RISK FACTORS."

                                  ------------

       INVESTORS ARE ADVISED TO READ AND RETAIN A COPY OF THIS PROSPECTUS.

                                  ------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.


================================================================================
                          Price to        Underwriting         Proceeds to
                           Public         Discount (1)         Company (2)
--------------------------------------------------------------------------------
Per Share..............    $5.00              $.50                $4.50
--------------------------------------------------------------------------------
Total (3)..............  $5,000,000         $500,000           $4,500,000
================================================================================
                                                   (Footnotes on following page)

     The shares of Common Stock are offered by the Underwriters subject to prior sale when, as and if delivered to and accepted by the Underwriters, and subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the offering and to reject any order in whole or in part. It is expected that the delivery of certificates evidencing shares will be made against payment on or about , 1996 at the offices of Suppes Securities, Inc., 225 Park Avenue, New York, New York, 10169. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. For information regarding these matters see "Underwriting."

SUPPES SECURITIES, INC.
                              S.D. COHN & CO., INC.
                                                               MARLOWE & COMPANY

                  The date of this Prospectus is October , 1996

(Footnotes from cover page)


----------
(1) Does not include additional compensation to the Underwriters, in the form of a non-accountable expense allowance of $150,000 or $.30 per share ($172,500 if the over-allotment option is exercised in full). The Company has also agreed to indemnify the Underwriters against certain certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "UNDERWRITING."
(2) Before deducting estimated expenses (including the Underwriters' non-accountable expense allowance) of $669,000 ($691,500 if the Underwriters' over-allotment option is exercised in full) payable by the Company.
(3) The Company has granted the Underwriters a 45-day option to purchase up to 150,000 additional shares of Common Stock upon the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $5,750,000, $575,000 and $5,175,000, respectively.



                                  ------------


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     The Company intends to furnish its shareholders with annual reports containing audited financial statements, semi-annual reports containing unaudited financial statements and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. All per share data and information relating to the number of shares of the Company's Common Stock outstanding have been adjusted to give effect to two for one stock splits effective on January 12, 1996 and October , 1996.



                                   THE COMPANY


     Freshstart Venture Capital Corp. (the "Company") is a type of Small Business Investment Company ("SBIC"). Specifically the Company operates as a Specialized Small Business Investment Company ("SSBIC") under the Small Business Investment Act of 1958, as amended, (the "1958 Act"), and is regulated and financed in part by the Small Business Administration ("SBA"). As an SSBIC, the Company's business is to provide loan financing to persons who qualify under SBA regulations as socially or economically disadvantaged persons or to entities which are at least 50% owned by such persons. The Company has in the past and intends to continue to make in the future a substantial portion of its loans to finance taxicab medallions, taxicabs and related assets, with the balance of its loans being made to other small business concerns. Taxi loans, which represented approximately 74% of the aggregate principal amount of the Company's loan portfolio as of May 31, 1996, are collateralized by taxicab medallions and related assets. The Company has had a very low delinquency rate with taxicab medallion loans and has never suffered a material loss in connection with such financings. Historically, the majority of the Company's taxicab medallion loans have been subordinate to loans by senior lenders. The balance of the Company's loan portfolio includes loans for the acquisition and/or operation of other small businesses and the Company intends to continue to make such loans. The Company has not to date made any equity investments in any small business concerns and has no present intention to do so. The Company may in the future, however, make such equity investments, if determined by its Board of Directors at such time to be in the best interests of the Company. See "RISK FACTORS" and "BUSINESS--Marketing Strategy."


     The Company, which is a New York corporation formed on March 4, 1982, is registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and has elected to be taxed as a "regulated investment company" under the Internal Revenue Code of 1986, as amended (the "Code"), and intends to be treated as a regulated investment company. As a regulated investment company, the Company pays out to its shareholders substantially all of its investment company taxable income as dividends. Since fiscal 1988, the Company has paid dividends for each fiscal year and it intends to continue to pay dividends as long as funds are legally available for distribution.


     An investment in an SSBIC, such as a purchase of the Company's Common Stock, may afford certain qualified investors favorable tax benefits, including the ability to defer the recognition of capital gain realized on the sale of publicly traded securities, subject to certain limitations, if the qualified investor uses the proceeds from the sale of such publicly traded security within 60 days to purchase common stock in an SSBIC. See "TAX CONSIDERATIONS." In addition, subject to certain conditions, certain financial institutions may be able to satisfy their requirements under the Community Reinvestment Act of 1977 through the purchase of shares of the Company's Common Stock. See "FEDERAL REGULATION--Community Reinvestment Act."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                 THE OFFERING(1)



Securities offered..........................  1,000,000 shares of Common Stock
Common Stock outstanding prior to
  the offering..............................  1,096,688 shares
Common Stock to be outstanding after
  the offering..............................  2,096,688 shares
Previous Trading History....................  None
Underwriters................................  Suppes Securities, Inc., S.D. Cohn
                                                & Co., Inc., Marlowe & Company
Proposed Nasdaq SmallCap MarketSM Symbol....  FSVC


------------
(1) Unless otherwise indicated, no effect is given in this Prospectus to exercise of the Underwriters' over-allotment option. See "UNDERWRITING."


                                  RISK FACTORS

     The securities offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. Such risk factors include, among others, limitations on taxicab medallion financings, SBA industry review, SBA financing not assured, possible prepayment by borrowers, uncertain market, loan foreclosures, concentration of the Company's loans to borrowers in a single industry and geographic area, reliance on management, conflicts of interest and lack of correlation between net asset value, public offering price and market price of the Company's Common Stock. Purchasers of the securities offered hereby will experience immediate dilution. See "RISK FACTORS" and "DILUTION."


     Common Stock outstanding has been adjusted to give effect to two for one stock splits effective January 12, 1996 and October , 1996.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          SUMMARY FINANCIAL INFORMATION


                                                                                  Fiscal Year Ended May 31,
                                                                                        (audited)
                                                      ------------------------------------------------------------------------------
Statement of Operations Data:                            1992             1993             1994             1995             1996
                                                      ----------       ----------       ----------       ----------       ----------
Total revenue .................................       $1,094,244       $1,101,091       $1,043,071       $1,005,284       $1,033,944
                                                      ----------       ----------       ----------       ----------       ----------
Interest expense ..............................          437,831          326,841          315,213          322,806          307,764
Other expense .................................          341,354          328,789          357,997          339,327          335,388
                                                      ----------       ----------       ----------       ----------       ----------
Total expense .................................          779,185          655,630          673,210          662,133          643,152
                                                      ----------       ----------       ----------       ----------       ----------
Net Investment Income before taxes
  and  loan loss reserve ......................          315,059          445,461          369,861          343,151          390,792
Unrealized depreciation in value of
  investments (1) .............................          124,687           86,456           78,161            2,399           35,000
Provision for income taxes
  (State and Federal) (2) .....................            1,079              729              985            1,836            1,567
                                                      ----------       ----------       ----------       ----------       ----------
Net Income ....................................          189,293          358,276          290,715          338,916          354,225
Dividends on preferred stock to SBA
  paid or restricted (3) ......................           22,800           26,000           26,000           45,092           56,400
                                                      ----------       ----------       ----------       ----------       ----------
Net income available to
  Common Stock ................................       $  166,493       $  332,276       $  264,715       $  293,824       $  297,825
                                                      ==========       ==========       ==========       ==========       ==========
Earnings per share of Common Stock
  (after payment of preferred
  stock dividend) (4) .........................       $      .19       $      .30       $      .24       $      .27       $      .27
                                                      ==========       ==========       ==========       ==========       ==========
Dividends paid per share of
  Common Stock (4)(5)(6) ......................       $      .18       $      .30       $      .24       $      .27       $      .27
                                                      ==========       ==========       ==========       ==========       ==========
Dividends paid (6) ............................       $  151,211       $  329,005       $  263,206       $  296,108       $  296,106
                                                      ==========       ==========       ==========       ==========       ==========
Weighted average shares of
  Common Stock outstanding (4)(7) .............          857,732        1,096,688        1,096,688        1,096,688        1,096,688
                                                      ==========       ==========       ==========       ==========       ==========



----------
(1) See Statements of Operations for information on annual provisions for loan loss reserves under the caption "Unrealized Depreciation in Value of Investments."
(2) The Company, since the fiscal year ended May 31, 1988, has elected and qualified to be taxed as a regulated investment company, and, therefore, substantially all taxable income has been distributed to shareholders. The Company also intends to elect to be treated as a regulated investment company for the year ending May 31, 1997.
     See "TAX CONSIDERATIONS" and Note 2 of Notes to the Financial Statements.
(3) These dividends are calculated on the basis of the number of shares of preferred stock outstanding at the end of each period presented. Restricted preferred stock dividends represent amounts which must be paid to the SBA as dividends on the preferred stock prior to any distribution to the holders of Common Stock. The Company has paid all required 4% Preferred Stock dividends through May 31, 1996. The Company issued additional shares of 4% Preferred Stock in October 1994.
(4) All per share data and information relating to the number of shares of the Company's Common Stock outstanding have been adjusted to give effect to two for one stock splits effective January 12, 1996 and October , 1996.
(5) The amount of dividends paid per share of Common Stock is based on the actual amount of dividends paid to holders of Common Stock, in accordance with Subchapter M of the Code. See "TAX CONSIDERATIONS."
(6) For purposes of calculating the amount required to be distributed pursuant to Subchapter M of the Code, actual bad debt write-offs are calculated in accordance with the requirements of the Code, and as a result may vary from loan loss reserves calculated for financial reporting purposes. However, the cumulative effect of such differences are nominal and amounted to $15,950 or 1.1% of the total dividends distributed for the eight years ended May 31, 1996. See "TAX CONSIDERATIONS."
(7) Calculated on the basis of the weighted average number of shares outstanding during each period. The average number of shares has been calculated on a month-end average basis.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          SUMMARY FINANCIAL INFORMATION


                                                                              Fiscal Year Ended May 31,
                                                                                     (audited)
                                                ------------------------------------------------------------------------------------
                                                    1992              1993              1994              1995              1996
                                                -----------       -----------       -----------       -----------       -----------
Balance Sheet Data:
Loans receivable .........................      $ 8,021,747       $ 8,173,430       $ 7,907,157       $ 8,313,042       $ 8,598,015
Less:  Unrealized depreciation
  on loans receivable ....................         (180,000)         (180,000)         (178,159)         (180,558)         (180,558)
                                                -----------       -----------       -----------       -----------       -----------
Loans at fair value ......................        7,841,747         7,993,430         7,728,998         8,132,484         8,417,457
                                                -----------       -----------       -----------       -----------       -----------
Total Assets .............................      $ 8,770,323       $ 8,994,147       $ 8,494,271       $ 9,202,386       $ 9,238,759
                                                ===========       ===========       ===========       ===========       ===========
Loans payable-line of credit .............      $ 1,873,188       $   334,488       $    34,488       $     5,000       $        --
                                                -----------       -----------       -----------       -----------       -----------
Debenture payable to SBA .................        3,040,000         4,340,000         4,340,000         4,340,000         4,380,000
                                                -----------       -----------       -----------       -----------       -----------
4% Preferred Stock
  (Redeemable) ...........................               --           650,000           650,000         1,410,000         1,410,000
                                                -----------       -----------       -----------       -----------       -----------
Total liabilities ........................        5,029,414         5,824,630         5,323,245         6,033,644         6,068,298
                                                -----------       -----------       -----------       -----------       -----------
3% Preferred Stock (1) ...................        1,520,000                --                --                --                --
Retained earnings ........................           11,164            14,435            15,944            13,660            15,379
Restricted capital (2) ...................               --           954,997           763,998           572,998           381,999
Common Stock and additional
  paid-in capital ........................        2,209,745         2,200,085         2,391,084         2,582,084         2,773,083
                                                -----------       -----------       -----------       -----------       -----------
Total stockholders' equity ...............      $ 3,740,909       $ 3,169,517       $ 3,171,026       $ 3,168,742       $ 3,170,461
                                                ===========       ===========       ===========       ===========       ===========
Shares of Common Stock
  Outstanding (3) ........................          857,732         1,096,688         1,096,688         1,096,688         1,096,688
                                                ===========       ===========       ===========       ===========       ===========
Net assets per share of
  Common Stock (4) .......................      $      2.58       $      2.88       $      2.88       $      2.88       $      2.88
                                                ===========       ===========       ===========       ===========       ===========


----------

(1) In May 1993, the Company repurchased, at a discount, all 1,520,000 shares of the Company's 3% Preferred Stock from the SBA. Such repurchased shares were subsequently reclassified as 4% Preferred Stock in November 1994. See "BUSINESS--Specialized Small Business Investment Companies."
(2) Represents the unamortized portion of the gain realized from the repurchase, at a discount, of all 1,520,000 shares of the Company's 3% Preferred Stock from the SBA on May 10, 1993. In the event of the liquidation of the Company, the SBA would have the right to receive the amount attributed to restricted capital before any distribution to holders of Common Stock. The balance of $381,999 will be amortized on a straight line basis and included as additional paid-in capital over a 24 month period. See "BUSINESS--Specialized Small Business Investment Companies."
(3) All per share data and information relating to the number of shares of the Company's Common Stock outstanding have been adjusted to give effect to two for one stock splits effective January 12, 1996 and October , 1996.
(4) Computed on the basis of total assets less total liabilities (including the 4% Preferred Stock outstanding). Additionally, the entire gain realized on the repurchase of the 3% Preferred Stock is included in the computation of the net assets per share. Such gain is amortized monthly, with the amount of the amortization transferred to additional paid-in capital. In the event of the liquidation of the Company, the SBA would have the right to receive the amount attributed to restricted capital before any distribution to holders of Common Stock. See "BUSINESS--Specialized Small Business Investment Companies."

--------------------------------------------------------------------------------

                                  RISK FACTORS

     The Securities offered hereby involve a high degree of risk, including, but not necessarily limited to, the several factors described below. Prospective investors should carefully consider the following risk factors inherent in the activities of the Company and this offering before making an investment decision.


Limitations on Taxicab Medallion Financings


     As of May 31, 1996, approximately 74% of the aggregate principal amount of the Company's loans represented loans made to finance the purchase or continued ownership of New York City taxicab medallions. The Company, however, is only authorized by its SBA license to allocate up to 50% of its portfolio to taxicab medallion loans. The SBA is aware that the Company has exceeded such level of taxicab medallion loans, but has raised no objection to date. In addition, the Company and the SBA entered into a letter of intent dated December 1, 1992 (the "Letter of Intent"), setting forth the intentions of the SBA and the Company with respect to a proposed agreement that would allow the Company to maintain up to 100% of its loan portfolio in New York City taxicab medallion secured loans. However, there can be no assurance that the Company and the SBA will execute such proposed agreement, or that its terms would conform to the Letter of Intent. If the SBA required the Company to liquidate a portion of its taxicab medallion loans immediately, it is possible that the Company would incur a loss in such liquidation. The Company intends to commit funds to other small businesses. No assurances can be given, however, as to the extent or success of such efforts to diversify the Company's portfolio. See "BUSINESS--SBA Letter of Intent."


SBA Industry Review

     In 1994, the SBA conducted a study of the New York City taxi industry to review SBIC policy, compliance and financial issues associated with a significant concentration of SSBIC and SBIC investments in the taxi medallion industry. The study suggested that, given funding limitations, the SBA should remain cognizant of its general policy to avoid the concentration of funding in one industry or geographic location. In addition, the study raised concerns as to whether certain investor-owned taxicab businesses which are managed by third-party management companies are passive businesses ineligible for SBA funding under applicable regulations.

     To date, the SBA has not issued new rules specifically related to the taxi industry. SBA regulations promulgated in January 1996, however, restate the SBA's general prohibition against financing a `passive business' -- defined in pertinent part as a concern that is not engaged in a regular and continuous business operation or where its employees do not carry on the majority of day-to-day operations. In addition, it is the Company's understanding that in the review of a licensee's leverage request, the SBA seeks information on the extent to which non-taxi medallion investments are contemplated.

     Although the Company's management believes that it can effectively address any SBA concern with regard to its operations and investments in the taxi industry, any change in SBA policies with regard to lending to the taxi medallion industry potentially could adversely affect the Company's ability to obtain financing from the SBA and/or make investments in the taxi medallion industry. In light of these circumstances, the Company intends to commit funds to small businesses in other industries. See "Business--Specialized Small Business Investment Companies." No assurance can be given, however, as to the extent or success of such efforts to diversify.


SBA Financing Not Assured

     The Company intends to raise additional funds for investment through the issuance of securities to the SBA. See "BUSINESS--Specialized Small Business Investment Companies." The amount of financing the Company is able to obtain from the SBA is based upon the Company's Common Stock and additional paid-in capital, net of organizational expenses ("Leverageable Capital"). The sale of the Common Stock will increase the Company's Leverageable Capital and, in accordance with the 1958 Act, permit the Company to issue additional subordinated debentures to, or guaranteed by, the SBA in the approximate principal amount of $11,493,000. Subject to the successful completion of this offering, the Company can and intends to apply on one or more occasions for all or substantially all of the SBA subordinated debenture leverage for which it would be eligible. No assurances can be given, however, as to the amount and timing of any additional financing from the SBA. See "BUSINESS--Specialized
Small Business Investment Companies." Although the Company has obtained substantial SBA financing benefits in the past, there can be no assurance that the Company will be able to obtain all or any portion of the financing benefits permitted under the 1958 Act. Further, there can be no assurance as to the timing of the receipt of SBA financing.

     Currently there are two types of financial assistance available to SSBICs from the SBA, commonly referred to as "leverage". SSBICs may apply for SBA leverage in one or more of the following forms. The 1958 Act authorizes, in the SBA's sole discretion: (a) the purchase or guarantee of an SSBIC's debentures, or (b) the purchase or guarantee of an SSBIC's participating securities (i.e., equity-type securities with prioritized payments to the SBA) with repayment obligations related to the extent of earnings. The purchase or guarantee by the SBA of a participating security currently requires that an SSBIC have private capital of at least $5,000,000.

     The funds available to SSBICs from the SBA are limited and are subject to the SBA's receipt of annual appropriations from Congress. Because the amount of financial assistance which can be provided by SBA is a multiple of the amount appropriated, the Office of Management and Budget (the "OMB") calculates a "subsidy rate" for each form of leverage. Congressional funding legislation which is influenced by the respective subsidy rates, specifies the funding levels each year. To the Company's knowledge, for Federal Fiscal Year 1996 (October 1, 1995, through September 30, 1996), the SBA received Congressional appropriations resulting in program levels of (a) $108.5 million to be used, in SBA's sole discretion, for the purchase or guarantee of SBIC and SSBIC debentures all of which was committed and utilized, and (b) $267.7 million for the purchase or guarantee of SBIC or SSBIC participating securities, all of which was committed and utilized. To the Company's knowledge for Federal fiscal year 1997 (October 1, 1996 through September 30, 1997), the SBA has received Congressional appropriations resulting in program levels of (a) $225 million for the purchase or guarantee of SBIC and SSBIC debentures and (b) $400 million for the purchase or guarantee of SBIC or SSBIC participating securities. Legislation approving Federal fiscal year 1997 SBA appropriations for the SBIC program also contained certain user fees (charged to SBICs and SSBICs in connection with financings) which effectively increase interest rates for unsubsidized debentures and the cost to an issuer of participating security leverage, and which thereby reduces the amount of direct Federal appropriations required to fund the program.

     Although the Company plans to apply for SBA funding at the earliest practicable date, there can be no assurance that the Company will be able to obtain more funds or funding at the same level as it has been able to obtain in the past. In addition, there can be no assurance that the SBA will extend or roll over existing financing benefits extended to the Company when such obligations mature. An adverse change in the level and/or timing of SBA financing to the Company could materially adversely affect the profitability of the Company. While the Company awaits, after the consummation of this offering, the SBA's response to applications by the Company for additional financing based upon the net increase in capital resulting from this offering, it will experience a lower rate of return than it would otherwise experience if such financing were obtainable by the Company immediately upon closing of this offering. See "RISK FACTORS--Leverage." In addition, the Company may, depending upon market conditions, experience some delay between the receipt of any financing from the SBA and the actual investment of such funds. See "CAPITALIZATION" and "BUSINESS--Specialized Small Business Investment Companies."



Leverage


     Subordinated debentures issued to raise funds for investment have a fixed dollar claim on the Company's assets and income prior to that of the Common Stock. Any income earned by the Company by investing the proceeds from the sale of such senior securities which is in excess of the interest payable with respect to such senior securities will cause the net asset value of the Company's Common Stock and the income per share of Common Stock to increase. Conversely, if income earned by the Company is less than the interest payable with respect to such senior securities, the net asset value of the Common Stock and the income per share of Common Stock will decline, possibly more sharply than would be the case if there were not fixed senior claims (and the income "deficiency" were borne by the holders of the senior securities as well as the holders of Common Stock). The obtaining of funds through the issuance of subordinated debentures thus enhances profit opportunities, but also increases the risk of losses. This effect is often referred to herein as "leverage." The Company may also obtain leverage in the form of loans from banks and other institutional lenders. See "BUSINESS--Borrowings."



Possible Prepayment By Borrowers


     Loans made by the Company typically allow borrowers to prepay loans, subject to prepayment penalties. A borrower is likely to exercise prepayment rights at a time when its interest rate is greater than prevailing interest rates. If borrowers elect to prepay loans, there can be no assurance that the Company would be able to reinvest such funds at rates equal to those previously obtained. Assuming the Company's costs remain the same, any reduction in interest rates would result in less profits to the Company. See "Business--General."

Uncertain Market; Issuance of Additional Medallions

     There can be no assurance that the Company will be able to place loans successfully to the taxi industry upon the terms on which it currently lends. The ability of the Company to place additional loans in the taxi industry (which represented approximately 74% of the Company's loan portfolio at May 31, 1996) may be adversely affected by factors over which the Company may have no control and which may impair the security for the Company's already outstanding loans. These factors may include, among others, economic conditions, including economic conditions affecting the taxicab industry in particular, the market rates of interest in effect from time to time, and availability of financing from competitors of the Company. A bill permitting the City of New York to issue up to 400 additional taxi medallions was signed by the Governor of the State of New York on August 8, 1995 and the New York City Council subsequently approved the sale of up to such number of medallions over a three year period. The Taxi and Limousine Commission ("TLC") conducted the sale of 133 medallions in May 1996. The TLC currently is preparing to conduct a second auction of 133 medallions in October 1996. In light of these circumstances, the Company intends to pursue loan opportunities for non-taxi small businesses. No assurances can be given, however, that these efforts will be successful. See "BUSINESS--The New York City Taxi Medallion Industry and Market; Marketing Strategy."



Loan Foreclosures


     As of May 31, 1996, the Company's provision for loan losses was $180,558, which provision related solely to non-taxi related loans. Based upon current market conditions and current loan to value ratios, the Company believes that the collateral securing its loans and the Company's provision for loan losses are adequate. There can be no assurance, however, that, in the event of a foreclosure, the Company will be able to recoup all or a portion of a loan. Further, costs associated with foreclosure proceedings may also reduce the Company's recovery. See "BUSINESS--Loan Portfolio; Valuation."



Management has Broad Discretion to Allocate the Use of Proceeds

     The Board of Directors of the Company has broad discretion to allocate all of the proceeds of this offering consistent with the application of such proceeds, as described in this Prospectus and subject to the limitations imposed by the 1958 Act and SBA regulations thereunder, the 1940 Act and the Company's Articles of Incorporation. Accordingly, the Board of Directors will use such discretion in the best interest of the Company. See "USE OF PROCEEDS," "INVESTMENT POLICIES" and "FEDERAL REGULATIONS."


Industry and Geographical Concentration; Loans to Other Industry Groups

     The Company has made, and intends to continue to make loans in connection with the financing of the purchase or continued ownership of taxicab medallions, taxicabs and related assets. In addition, almost all of the Company's loans have been made to individuals or entities in the Northeast. There can be no assurance that there will not be a significant economic downturn in the taxi-related industry group or in the Northeast or both. Any such significant economic downturn could have a material adverse effect on the profitability of the Company. The Company intends to pursue loan opportunities for other small businesses. See "BUSINESS."


Competition

     Banks, credit unions, finance companies and Small Business Investment Companies, and other SSBICs compete with the Company in financing small businesses. Many of the Company's competitors have greater resources than those available to the Company. In addition, some of the Company's competitors are subject to different and in some cases less stringent regulation than the Company. As a result, there can be no assurance that the Company can compete successfully in the future. See "BUSINESS--Competition."


Valuation of Loans and Investments; Lack of Ready Market to Value Investment Portfolio


     The Board of Directors has valued the investment portfolio based upon the cost of such investments, less a provision for loan losses. However, because of the inherent uncertainty of the valuation, the estimated values might be significantly higher or lower than values that would exist in a ready market for such loans, which market has not in the past and does not now exist. The provision for loan losses represents a good faith determination by the Board of Directors maintained at a level that, in its judgment, is adequate to absorb losses. See "BUSINESS--Loan Portfolio; Valuation" and Notes 2 and 3 of Notes to the Financial Statements.

Reliance on Management


     The success of the Company will be largely dependent upon the continued efforts of Zindel Zelmanovitch, President of the Company, and Neil Greenbaum, Secretary of the Company. Messrs. Zelmanovitch and Greenbaum have each made a substantial investment in the Common Stock of the Company. See "PRINCIPAL SHAREHOLDERS." The death or incapacity of either of Mr. Zelmanovitch or Mr. Greenbaum could have a material adverse effect on the Company and there can be no assurance that qualified replacements could be found. The Company has obtained "key man" life insurance policies on the lives of Messrs. Zelmanovitch and Greenbaum in the amount of $1,000,000 each. Both Mr. Zelmanovitch and Mr. Greenbaum will enter into employment agreements with the Company immediately prior to the closing of the offering. See "MANAGEMENT."



Conflicts of Interest


     Mr.  Zelmanovitch  is also an officer and  director  of East Coast  Venture
Capital, Inc. ("East Coast"), an SSBIC, and a principal shareholder of the parent company of East Coast. East Coast is also in the business of financing small businesses, including but not limited to, providing loans for the purchase or continued ownership of taxicab medallions. In addition, Mr. Zelmanovitch manages a pension plan which makes limited investments to finance taxi medallions. Any conflicts of interest that arise with respect to the foregoing will be resolved in accordance with the Company's Code of Ethics. Conflicts also may arise as to the allocation of Mr. Zelmanovitch's time. The Company's Board of Directors believes Mr. Zelmanovitch has and will continue to be able to allocate such time as is reasonably necessary for the Company's operations.

     Mr. Greenbaum is also an officer of Pearland Transfer Corp., a licensed medallion broker, Pearland Brokerage Inc., an insurance brokerage company, and Hereford Insurance Company. Mr. Greenbaum is also President of one taxi management company. Conflicts may arise as to the allocation of Mr. Greenbaum's time. The Company's Board of Directors believes Mr. Greenbaum has and will continue to be able to allocate such time as is reasonably necessary for the Company's operations. See also "CERTAIN TRANSACTIONS." In addition, Mr. Greenbaum manages two pension plans which make limited investments to finance taxi medallions. Any conflicts of interest that arise with respect to such investments will be resolved in accordance with the Company's Code of Ethics.



Shares Eligible for Future Sale


     Sales of substantial amounts of the Common Stock following this offering could adversely affect the market price of the Common Stock. Of the 1,096,688 shares that currently are issued and outstanding, 822,344 shares are owned by officers, directors and persons owning at least five percent of the outstanding shares after giving effect to the sale of shares offered hereby. Such shares are subject to lock-up agreements with Suppes Securities, Inc. as representative of the Underwriters which prohibit their sale for a period ending 18 months after the date of this Prospectus. Thereafter, 193,172 of such shares may be sold without restriction at any time and 628,996 of such shares may be sold subject to certain volume limitations under Rule 144 promulgated under the Securities Act. See "DESCRIPTION OF CAPITAL STOCK AND LONG-TERM DEBT--Shares Eligible for Future Sale."



Lack of Correlation Between Net Asset Value, Public Offering Price and Market Price

     Closed-end funds such as the Company frequently trade in the secondary market at a price below net asset value and/or the public offering price. Therefore, it is possible that the market value of the Common Stock (if a public market ever develops) will bear little or no relation to the market or net asset value of the Company's underlying portfolio assets or the resulting net asset value per share. No assurance of the development of any significant market for the Common Stock can be given, at any price. As a result, it may be possible for a holder of shares of Common Stock to reap a gain or suffer a loss in the market value of his shares of Common Stock that bears little or no relation to any gains or losses in the market or net asset value of the underlying securities in the Company's portfolio. In addition, the public offering price of the shares offered hereby was arbitrarily determined in negotiations between the Company and the Underwriter. There can be no assurance that the public offering price will correspond to the price at which the Common Stock will trade in the public market subsequent to the offering. If the shares of Common Stock offered hereby trade at a price below the net asset value and/or the public offering price, purchasers of shares in this offering who wish to sell their shares immediately may not be able to do so without sustaining a loss.

No Present Market for Common Stock


     There is no public market for the shares of Common Stock offered hereby and no assurance can be given that a public market will develop following completion of this offering, or if one develops, that such public market will be sustained. Although the Company intends to list the shares of Common Stock offered hereby on the NASDAQ Small Cap MarketSM no assurances can be given that such listings will result in a market for the shares.



Dilution


     Purchasers of the Common Stock offered hereby will experience immediate and substantial dilution of $1.67 per share or 33.4% (such calculation gives effect to the Company's restricted capital account) from the public offering price per share. See "DILUTION."


Limited Experience of the Underwriter; Ability to Make a Market

     While the principals of Suppes Securities, Inc. the representative of the Underwriters (the "Representative"), have had prior experience in firm commitment underwritings and underwriting syndicates, this is the first offering in which the Representative which commenced operations in 1983, will act as lead underwriter. The Representative's lack of experience may have an adverse impact on its ability to market the Common Stock following this offering. The
Representative intends to make a market in the Common Stock. The Representative's inexperience may result in the potential inability of the Representative to utilize correctly over-allotment, stabilization and market maintenance strategies that more experienced underwriters employ to assist in maintaining orderly trading markets. This may adversely affect the price of the Common Stock and the ability of the purchasers in the offering to resell the Common Stock. The inability of the Representative to make a market for the Common Stock for any period of time may adversely affect the prices quoted on the Nasdaq SmallCap Market for the Common Stock. The officers and directors of the Company do not have a material relationship with the Representative.

                                 USE OF PROCEEDS

     The net proceeds to the Company, after deducting the underwriting discount, the Underwriter's non-accountable expense allowance and other expenses of this offering, will be approximately $3,831,000 ($4,483,500 if the Underwriter's over-allotment option is exercised). The proceeds of this offering will be used primarily to make additional taxi medallion secured loans and a portion of the proceeds may be used to make loans to other small business concerns. The Company also may make equity investments in small business concerns, if determined by the Board of Directors to be in the Company's best interests. The sale of the Common Stock also will increase the Company's Leverageable Capital and permit the Company, under current SBA regulations, based upon approximate net proceeds of $3,831,000, to issue additional unsubsidized subordinated debentures to, or guaranteed by, the SBA in the approximate principal amount of $11,493,000. While the Company believes it will be eligible for such SBA financing following the completion of this offering, there can be no assurances as to the amount and timing of the receipt of such financing. In 1994, the SBA conducted a study of the New York City taxi industry to review SBA policy, compliance and financial issues associated with a significant concentration of SSBIC and SBIC investments in the taxi medallion industry. The study suggested that, given funding limitations, the SBA should remain cognizant of its general policy to avoid concentration of funding in one industry or geographic location. The Company understands that the SBA, in its review of a licensee's leverage request, seeks information on the extent to which non-taxi medallion investments are contemplated. See "RISK FACTORS--SBA Industry Review" and "--SBA Financing Not Assured." Any proceeds from the issuance of subordinated debentures will be invested for the same purposes as the proceeds of this offering.

     Pending use of the net proceeds, such proceeds will be invested in direct obligations of the United States and certificates of deposit and deposit accounts, to the extent permitted by SBA regulations. The Company will not invest in interest only or principal only securities. In all cases it is expected that such investments will have maturities of 120 days or less. The Company does not presently intend to invest any of its funds in such investments for a period in excess of 120 days from their receipt by the Company. If suitable investments cannot be made prior to the expiration of such 120 day period, the Company will continue to make similar short-term investments until it finds suitable investments or loan opportunities. The Company expects to invest substantially all the proceeds of the offering in loans or other suitable investments within 180 days.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of May 31, 1996 and as adjusted to give effect to the sale of 1,000,000 shares of Common Stock:



                                                                                                          At May 31, 1996
                                                                                                   ------------------------------
                                                                                                     Actual            As Adjusted
                                                                                                   ----------          ----------
Long Term Debt--SBA Subordinated Debentures (1)(2)(9) ...................................          $4,380,000          $4,380,000(3)
                                                                                                   ----------          ----------
4% Preferred Stock, $1.00 par value; 10,000,000 shares authorized;
  1,410,000 issued and outstanding, respectively (2) ....................................          $1,410,000          $1,410,000
                                                                                                   ----------          ----------
Common Stock, $.01 par value; 3,000,000 shares authorized; 1,096,688
  and 2,096,688 shares issued and outstanding, respectively (5) .........................          $   10,967          $   20,967
Additional paid-in capital (5)(6) .......................................................          $2,762,116          $6,583,116
Restricted capital (7) ..................................................................          $  381,999          $  381,999
TOTAL CAPITALIZATION (8) ................................................................          $3,155,082          $6,986,082
Net assets per share of Common Stock (5)(8) .............................................          $     2.88          $     3.33


----------

(1) The interest rate on SBA subordinated debentures is determined by statute and depends upon factors existing at the time of issuance.


           Principal Amount
           Outstanding as of
             May 31, 1996                      Date of Maturity    Interest Rate
             ------------                      ----------------    -------------
             $   120,000*.......................    5/14/96            7.375%
                 120,000*.......................    5/14/96            7.375%
                  75,000 .......................    2/06/97            7.125%
                  75,000 .......................    2/06/97            7.125%
                  75,000 .......................    9/17/97            8.625%
                  75,000 .......................    9/17/97            8.625%
                 750,000 .......................    6/09/99            9.000%
                 750,000 .......................    9/22/99            8.000%
               1,300,000**......................   12/01/02            4.510%
                 520,000 .......................    6/01/05            6.690%
                 520,000 .......................   12/01/05            6.540%
             -----------
             $ 4,380,000
             ===========

----------
   * Effective June 26, 1996, the Company refinanced these debentures with a 250,000 unsubsidized debenture with a fixed interest rate of 7.71%. Such unsubsidized debenture matures on June 1, 2006.
 **  Interest rate increases to 7.510% in December 1997.
(2) The table as adjusted does not give effect to the potential sale of subordinated debentures to the SBA. There can be no assurance, however, as to the amount, if any, of subordinated debentures which the SBA will actually purchase. See "RISK FACTORS--SBA Financing Not Assured."
(3) Upon completion of the offering, based upon approximate net proceeds to the Company of $3,831,000, under current SBA regulations, the Company would be eligible to issue an additional $11,493,000 of unsubsidized subordinated debentures. The availability of financing for SSBICs specializing in medallion financing is under review by the SBA. See "RISK FACTORS--SBA Industry Review" and "--SBA Financing Not Assured."
(4) Shares of 4% Preferred Stock are required to be redeemed by the Company after 15 years. Of the shares of 4% Preferred Stock currently outstanding, 650,000 shares must be redeemed in July 2007 and 760,000 shares must be redeemed in October 2009.
(5) All per share data and information relating to the number of shares of the Company's Common Stock outstanding have been adjusted to give effect to two for one stock splits effective January 12, 1996 and October , 1996.
(6) Includes the amortized portion of the restricted capital realized from the gain on the repurchase of the Company's 3% Preferred Stock from the SBA, $572,998 through May 31, 1996. Such amount was realized in equal increments as additional paid-in capital over a period from the repurchase date, May 31, 1993. Such gain, however, may not be used to obtain SBA leverage. See "BUSINESS--Specialized Small Business Investment Companies."
(7) Represents the unamortized portion of the gain realized from the repurchase, at a discount, of all 1,520,000 shares of the Company's 3% Preferred Stock from the SBA on May 10, 1993. In the event of the liquidation of the Company, the SBA would have the right to receive the amount attributed to restricted capital before any distribution to holders of Common Stock. The balance of $381,999 will be amortized on a straight line basis and included as additional paid-in capital over a 24-month period. See "BUSINESS--Specialized Small Business Investment Companies."
(8) Computed on the basis of total assets less total liabilities, 4% Preferred Stock outstanding and excluding retained earnings available for distributions.


                                 DIVIDEND POLICY

     The Company will endeavor to qualify annually for treatment as a regulated investment company under Subchapter M of the Code. Pursuant to the requirements of the Code, the Company intends to distribute not less than 90% of its investment company taxable income to its shareholders so as to maintain its status as a regulated investment company. The Company has declared and paid dividends on its Common Stock since fiscal 1988. The Company intends to declare and pay at least semi-annual dividends in the future to the extent funds are available for distribution. See "TAX CONSIDERATIONS."


     The Company's dividend policy effectively precludes it from expanding its business through retained earnings. The Company intends to distribute all undistributed net income through the date immediately preceding the consummation of the offering to shareholders of record as of such date.

                                    DILUTION


     As of May 31, 1996, the net assets of the Company were $3,155,082 or $2.88 per share of Common Stock. The Company's net assets are the total assets of the Company less all liabilities and the liquidation value of the outstanding 4% Preferred Stock. Retained earnings of $15,379 as of May 31, 1996 are excluded from the net assets since the Company intends to distribute such earnings to its current shareholders prior to consummation of this offering. The entire gain realized on the repurchase of the 3% Preferred Stock is included in the computation of the net assets. Such gain is amortized monthly, with the amount of the amortization transferred to additional paid-in capital. In the event of the liquidation of the Company, the SBA would have the right to receive the amount attributed to restricted capital before any distribution to holders of Common Stock. See "BUSINESS--Specialized Small Business Investment Companies." Net asset value per share of Common Stock is net assets divided by the number of shares of Common Stock outstanding as of the relevant date. After effect is given to the sale of 1,000,000 shares of Common Stock offered hereby, the pro forma net assets and net asset value per share of the outstanding Common Stock at May 31, 1996 would be $6,986,082 or $3.33 per share. This result would constitute an immediate dilution of $1.67 per share to new investors from the public offering price. Dilution per share represents the difference between the public offering price and the pro forma net asset value per share after this offering.


     The following table illustrates the per share dilution to be incurred by new investors from the public offering price:


       Public offering price per share (1)..............................   $5.00
         Net asset value per share before offering......................    2.88
         Change attributable to sale of shares to new investors.........     .45
       Pro forma net asset value per share to new investors (2).........    3.33
       Dilution in net asset value per share to new investors (2) ......    1.67


--------

(1) Before deduction of underwriting discounts and commissions and estimated offering expenses payable by the Company, estimated to be $1,169,000.
(2) After deduction of underwriting discounts and commissions and estimated offering expenses payable by the Company.

     The following table sets forth, as of May 31, 1996, the number of shares of Common Stock held, the total consideration paid (without giving effect to commissions and offering expenses) and the average price per share paid by existing shareholders and the new investors:



                                             Shares Purchased                      Cash Consideration Paid
                                        --------------------------        -----------------------------------------
                                                                                                           Average
                                                                                                            Price
                                         Number            Percent          Amount           Percent      Per Share
                                        ---------          -------        ----------         -------      ---------
Existing Shareholders.............      1,096,688           52.31%        $2,297,276           31.5%         $4.19
New Investors.....................      1,000,000           47.69          5,000,000           68.5          $5.00
                                        ---------          ------         ----------          -----          -----
                                        2,096,688          100.00%        $7,297,276          100.0%
                                        =========          ======         ==========          =====


                                    BUSINESS

     Freshstart Venture Capital Corp. was organized as a New York corporation on March 4, 1982 in order to engage primarily in the business of financing taxicab medallions, taxicabs and related assets as an SSBIC licensed by the SBA. The Company currently maintains offices at 313 West 53rd Street, New York, New York 10019 (telephone: (212) 265-2249). The Company is a diversified, closed-end investment company registered under the 1940 Act.


General


     The Company's Loans--The Company obtained a license to operate as an SSBIC from the SBA on February 23, 1983. As an SSBIC, the Company's primary business has been, and is expected to continue to be, to provide long-term loans at commercially competitive rates of interest to persons defined by SBA regulations as socially or economically disadvantaged persons (or entities which are at least 50% owned by persons so defined), in connection with the financing of diversified businesses. Under current SBA regulations the maximum rate of interest which the Company may charge on loans may not exceed the higher of either the Company's weighted average cost of qualified borrowings, as determined pursuant to SBA regulations without regard to subsidized interest rates, or the current debenture rate, plus, in either case, seven percentage points, rounded off to the next lower eighth of one percent; provided, however, that if the current debenture rate is 8% per annum or lower, the Company is permitted to charge up to 15% per annum. The maximum rate of interest per annum allowed to be charged by the Company to its borrowers for loans originated during August 1996 was 19% for a loan and 14% for a debt security. The new regulations now allow an SBIC to use its own weighted average cost of borrowing as the basis for determining the maximum rate that it may charge for loans or debt securities. However, the ability of the Company to charge such a rate is limited by competition. The rates of interest on taxicab medallion loans (in which 74% of the Company's portfolio is concentrated) ranged from 10.75% to 15.00% at May 31, 1996. For the month of May 1996, the average annual weighted interest rate per loan outstanding was 12.98%. See "Loan Portfolio; Valuation."

     A substantial portion of the Company's loans have been made in the past to purchasers or owners of New York City taxicab medallions. Since the Company was licensed in February 1983, it has made in excess of 528 loans, aggregating approximately $24,222,250, to New York City taxicab medallion owners. As an investment company registered under the 1940 Act, the Company is required to adopt certain fundamental investment policies. Such policies, once adopted, may only be changed by the shareholders of the Company. See "INVESTMENT POLICIES." The Company's investment policy with respect to the concentration of investments previously permitted the Company to invest up to 50% of its loan portfolio for the purpose of financing the purchase or continued ownership of taxicab medallions, taxicabs and related assets. After the 50% limitation was inadvertently exceeded by the Company without shareholder approval, the Company's shareholders amended such investment policy. Pursuant to the Company's present investment policy with respect to the concentration of investments (i) the Company must make at least 25% of its investments for financing the purchase or continued ownership of taxicab medallions, taxicabs and related assets and
(ii) the Company may not concentrate 25% or more of its total assets in securities of issuers in any other industry group. As of May 31, 1996, approximately 74% of the aggregate principal amount of its outstanding loans, $6,352,777 of an aggregate of $8,598,015, represented loans made to finance the purchase or continued ownership of New York City taxicab medallions. The balance, $2,245,238 (26%), consisted of loans to various commercial borrowers. See "Loan Portfolio; Valuation." While the Company is authorized by its license to allocate up to 50% of its portfolio to taxicab medallion loans, the SBA has to date permitted the Company to operate in excess of this limitation. No assurance can be given that the SBA will continue to allow the Company to allocate in excess of 50% of its loan portfolio to taxicab medallion loans. See "RISK FACTORS--Limitations on Taxicab Medallion Financings."

     In 1994, the SBA conducted a study of the New York City taxi industry to review SBIC policy, compliance and financial issues associated with a significant concentration of SBIC and SSBIC investments in the taxi medallion industry. The study suggested that, given funding limitations, the SBA should remain cognizant of its general policy to avoid the concentration of funding in one industry or geographic location. See "RISK FACTORS -- Limitations on Taxicab Medallion Financings."


     Although the Company currently anticipates that it will continue to make loans to purchasers or owners of New York City taxicab medallions, it intends to allocate an increasing portion of its assets to the making of loans to a variety of small businesses, subject to any limitations imposed by SBA regulations or the 1940 Act. See "Marketing Strategy."

     Loans made by the Company are subject to certain restrictions imposed by the SBA as to interest rates (as described above) and term (currently, no more than 20 years). Generally, such loans have been made to finance taxicab medallions (or to refinance prior medallion-related loans), are secured by the medallions, taxicabs, and other related assets and are personally guaranteed by the owners of the company owning the taxicab. The Company may also, in its discretion, make loans to radio car owners. The Company will only make loans to borrowers who meet the standards required to operate these vehicles by the New York City Taxi and Limousine Commission ("TLC"). In addition, the Company's loan documentation provides that its liens on the collateral furnished by its borrowers must be enforceable in the event of a default by such borrowers. The Company may revise the nature of its loan portfolio at such time as its Board of Directors determines, in its sole discretion, that such revision is in the best interest of the Company in light of then existing business and financial conditions. However, no such revision is currently contemplated by the Board of Directors. The Company will not lend to, or otherwise invest more than, the lesser of (i) 10% of its total assets, or (ii) 30% of its paid-in capital attributable to its Common Stock, in any one small business concern. The Company has not made, and is prohibited by applicable SBA regulations from making, loans to officers or directors of the Company or to any person owning or controlling, directly or indirectly 10% or more of the Company's Common Stock.



     Borrowings--The Company is authorized by its certificate of incorporation to issue shares of preferred stock and subordinate debentures to the SBA pursuant to the 1958 Act. The Company may also borrow money and issue promissory notes and other obligations, subject to SBA regulatory limitations. In addition to the subordinated debentures issued to, or guaranteed by, the SBA, the Company has, from time to time, borrowed funds from banks.

     Scope of Business Activities--The Company has not purchased, and does not intend to purchase, commodities or commodity contracts and it has not engaged, nor does it intend to engage, in the business of underwriting the securities of other issuers. In addition, the Company does not intend to purchase a controlling interest in any small business except as may be necessary in the event of a foreclosure on the security for a particular loan. The Company does not intend to engage in the purchase or sale of real estate or in investments in the securities of other investment companies.


     Although the Company's certificate of incorporation authorizes equity investment in small business concerns, the Company has not to date made any equity investments in any taxicab or other small business concern. However, the Company may make such equity investments if determined by its Board of Directors to be in the best interests of the Company.


     The Company currently has no intention of performing advisory services for other businesses, although it reserves the right to do so in the future should the Company's Board of Directors deem it to be in the Company's best interests.


Specialized Small Business Investment Companies

     General. As an SSBIC, the Company is eligible to receive certain financing from the SBA on favorable terms, and the Company and its shareholders are entitled to certain tax benefits, both described below. The SBA has a certain amount of discretion in determining the type and amount of financing that will be made available to an SSBIC. Therefore, there can be no assurance as to the nature, amount or timing of SBA financing that may actually be obtained by the Company. See "RISK FACTORS--SBA Financing Not Assured." Furthermore, there are certain restrictions and requirements to which the Company is subject by virtue of its being an SSBIC. See "FEDERAL REGULATION--Regulation under the Small Business Investment Act of 1958."


     Background. SBICs and SSBICs are privately owned and managed investment companies licensed by the SBA. The 1958 Act required each licensee to have a minimum level of private investor capital and to be operated by experienced management. Under present law, an SBIC must have at least $2.5 million in private capital and an SSBIC must have not less than $1.5 million. As noted below, SBICs and SSBICs are mandated by the 1958 Act to make investments in small businesses and, in return, are eligible to apply for favorable financing from the SBA called `leverage'. Small Business Investment Companies were created under the 1958 Act as a vehicle for providing equity capital, long-term loan funds and management assistance to small businesses. In general, the SBA considers a business to be "small," and therefore eligible to receive loans from an SBIC, only if (i) its net worth does not exceed $18,000,000 and if the average of its net annual income after taxes for the preceding two years was not more than $6,000,000 or (ii) it meets the size standard for the industry in which it is primarily engaged, pursuant to SBA regulations. In addition, SBICs are required to allocate a portion of their portfolio to the financing of any concern that (i) together with its affiliate does not have net worth in excess of $6 million and does not have an average net income after taxes for the preceding two years in excess of $2 million or (ii) meets the size standard for the industry in which it is primarily engaged. SBICs are licensed, regulated and sometimes financed in part by the SBA. SSBICs are SBICs which specialize in providing equity funds, long-term loans and management to individuals, or to small business concerns at least 50% owned and managed by individuals from groups in the United States that are socially or economically disadvantaged, including Blacks, Indians, Eskimos, persons of Mexican, Puerto Rican, Cuban, Filipino or Asian extraction, Vietnam War era veterans, and other groups which fall within SBA guidelines relating to socially or economically disadvantaged persons.


     Benefits. The principal benefits to the Company as a result of its being licensed as an SSBIC are as follows:


     1. Prior to October 1, 1996 the SBA was authorized to purchase shares of non-voting preferred stock from an SSBIC for cash up to an amount equal to the SSBIC's aggregate common stock and additional paid-in capital net of organizational expenses, excluding any amounts paid by the SBA (the "Leverageable Capital"). Prior to November 1989, such shares of preferred stock had a 3% annual cumulative dividend. Subsequent to November 1989, all new preferred stock issued by an SSBIC was required to have a 4% annual cumulative dividend and to be redeemed by the SSBIC within 15 years from the date of any such issuance. The Company issued 650,000 shares of its 4% Preferred Stock to the SBA, for an aggregate purchase price of $650,000 in July 1992 and an additional 760,000 shares of 4% Preferred Stock, for an aggregate purchase price of $760,000 in October 1994. The 4% dividend may be accumulated and need not be paid to the SBA on an annual or other periodic basis, so long as cumulative dividends are paid to the SBA before any other payments are made to investors.

     The Company and the SBA entered into a repurchase agreement, dated May 10, 1993 (the "Repurchase Agreement"). Pursuant to the Repurchase Agreement, the Company repurchased all 1,520,000 shares of its 3% Preferred Stock from the SBA for a purchase price of $.36225679 per share, or an aggregate of $550,630. The repurchase price was at a substantial discount to the original sale price of the 3% Preferred Stock which was sold to the SBA at par value or $1.00 per share. As a condition to the repurchase, the Company granted the SBA a liquidating interest in a newly created restricted capital surplus account (the "Restricted Surplus Account"). The Restricted Surplus Account is equal to the amount of the repurchase discount. The initial value of the liquidating interest was $969,370, the amount of the repurchase discount on the date of repurchase, and is being amortized over a 60-month period on a straight-line basis. As of May 31, 1996, the liquidating interest was $381,999. Should the Company be in default under the Repurchase Agreement, at any time, the liquidating interest will become fixed at the level immediately preceding the event of default and will not decline further until such time as the default is cured or waived. The liquidating interest will expire on the later of (i) 60 months from the date of the Repurchase Agreement, or (ii) if an event of default has occurred and such default has been cured or waived, such later date on which the liquidating interest is fully amortized. Should the Company voluntarily or involuntarily liquidate prior to the expiration of the liquidating interest, any assets which are available, after the payment of all debts of the Company, shall be distributed first to the SBA until the amount of the then remaining liquidating interest has been distributed to the SBA. Such payment, if any, would be prior in right to any payments made to the Company's shareholders. For financial reporting purposes, the Company's balance sheet shows a restricted capital account equal to the value of the SBA's liquidating interest, less $14,373 of expenses incurred in connection with the repurchase. As the liquidating interest declines, the restricted capital account is reduced and additional paid-in capital is increased. The amount of the gain from the repurchase of the 3% Preferred Stock may not be used for obtaining SBA leverage.

     2. The SBA is authorized to guaranty full repayment of all principal and interest on debentures issued by an SSBIC which loans funds to, but does not invest in the equity of, small businesses, to the extent of 300% of such SSBIC's Leverageable Capital, less the amount of preferred stock issued to the SBA. The term of such debentures may be up to 15 years, but is typically 10 years. The SBA will purchase or guarantee such debentures only after an SSBIC has demonstrated a need for such debentures as evidenced by the SSBIC's investment activity and its lack of sufficient funds available for investments; provided, however, that an SSBIC that has invested at least 50% of its Leverageable Capital and outstanding leverage is presumed to lack sufficient funds available for investment. Generally, such debentures will bear interest at a fixed rate which is based on the rate which is set by the underwriters of the pooled debentures sold through SBIC Funding Corp. Prior to October 1, 1996, the SBA was authorized during the first five years of the initial term of the debentures, to subsidize an SSBIC's annual interest rate by paying 300 basis points (3%) of the interest due on such debentures. After maturity, these debentures may be refinanced by the SBA as a new unsubsidized debenture with a 10-year term. The subsidized debentures most recently purchased by the

SBA from the Company (during December 1992) bear interest at the rate of 4.510% per annum for the first five years of their term and 7.510% per annum for the remaining five years of their term.

     The SBA also makes available to both SBIC's and SSBIC's financing in the form of unsubsidized debentures. These debentures have terms of up to 15 years, but typically 10 years. The debentures are sold through the SBIC Funding Corp. and carry a fixed interest rate based on prevailing market rates. In June 1995, the Company refinanced a $500,000 subsidized debenture with a $520,000 unsubsidized debenture. Such unsubsidized debenture matures June 1, 2005 and has a fixed annual interest rate of 6.69%. In December 1995, the Company refinanced a $500,000 subsidized debenture with a $520,000 unsubsidized debenture. The unsubsidized debenture issued in 1995 matures December 1, 2005 and has a fixed interest rate of 6.54%. On June 26, 1996, the Company refinanced two, $120,000 subsidized Debentures with a $250,000 unsubsidized Debenture. The unsubsidized debenture issued in 1996 matures on June 1, 2006 and has a fixed interest rate of 7.71%. To the Company's knowledge, the SBA has made available approximately $108,500,000 for unsubsidized debenture financing for Federal Fiscal year 1996, all of which was committed and utilized. While the Company believes it will be eligible for such SBA financing following the completion of this offering, there can be no assurances as to the amount and timing of the receipt of such financing.

     With respect to debentures guaranteed after July 1, 1991, the SBA's claim against an SSBIC is subordinated, in the event of such SSBIC's insolvency, only in favor of present and future indebtedness outstanding to lenders and only to the extent that the aggregate amount of such indebtedness does not exceed the lesser of 200% of such SSBIC's paid-in capital and paid-in surplus (as adjusted pursuant to SBA regulations), or $10,000,000. However, the SBA may agree to a subordination in favor of one or more loans from certain other lenders, in its sole discretion. As of the date of this Prospectus, the Company has an aggregate of $4,390,000 of subordinated debentures outstanding. Such debentures currently bear interest at rates ranging from 4.510% to 9.00% per annum. As a result of this offering, assuming approximate net proceeds to the Company of $3,831,000, the SBA would be permitted under its regulations to purchase, or guarantee, up to $11,493,000 of unsubsidized subordinated debentures issued by the Company. Following completion of this offering, the Company will seek to sell subordinated debentures up to the maximum amount and extent permitted by applicable SBA regulations, although there can be no assurance as to when and/or if the Company's applications for the sale of such debentures will be accepted by the SBA. See "RISK FACTORS--SBA Industry Review" and "--SBA Financing Not Assured."

     3. An SSBIC may qualify for leverage exceeding 300% of Leverageable Capital by having at least 30% of its total funds available for investment (90% of the sum of total current assets and loans and investments on a cost basis net of current maturities) invested in disadvantaged concerns represented by (a) equity securities with no repurchase requirement for at least five years; (b) any right to purchase equity securities in conjunction with the purchase of equity or debt securities which, after consideration of all of the terms, conditions and documentation of such financing, are determined by an SSBIC's Board of Directors to have in excess of 50% of the anticipated return on such financing represented by the potential for equity appreciation; or (c) debt securities or loans which are subordinated by their terms to all borrowings of the issuer, except borrowings from officers, directors and owners, or close relatives thereof, of the small concern, and which are not amortized during the first three years.

     In determining the maximum amount of preferred stock and debentures of an SSBIC which it can purchase or guaranty, the SBA's policy is to treat earnings of an SSBIC which have been capitalized as additional paid-in capital. As a result, the maximum amount of funds which may be obtained by the Company through the sale to or guaranty by the SBA of preferred stock and guaranty of subordinated debentures would be increased by the capitalization of the Company's earnings. As a result of the Company's registration under the 1940 Act and its election to be treated as a "regulated investment company" under the Code, the Company is required to distribute to its shareholders at least 90% of its taxable income, thereby substantially eliminating its ability to obtain additional leverage on its future earnings.


     4. The tax benefits to a company licensed as an SSBIC and to its shareholders are discussed below under the heading "TAX CONSIDERATIONS."


     5. Legislation was enacted on October 1, 1996 which eliminates most distinctions between SBICs and SSBICs and eliminates the authority to issue new SSBIC licenses. In the future, under a consolidated program, all new applicants will be licensed as SBICs. The legislation raises the minimum capital requirements for new applicants and increases certain user fees charged to licensees in connection with the receipt of leverage. The legislation exempts from the increased capital requirements all SSBICs and certain SBICs existing at the date of the legislation's enactment. The user fees are fees that are charged to licensees in connection with the purchase or guaranty by the

SBA of debentures or participating securities. The legislation specifies that the user fee will equal 3% of the principal amount purchased or guaranteed by the SBA plus 1% of the interest rate charged on the debentures or participating securities. The legislation also limits the securities that can be purchased or guaranteed by the SBA to debentures without a federal interest rate subsidy and to participating equity securities.



Loan Portfolio; Valuation


     From the time it was licensed in February 1983 through May 31, 1996, the Company has made loans to small business concerns in the aggregate principal amount of approximately $34,036,338 of which $8,598,015 was outstanding on May 31, 1996. The following table sets forth a classification of the Company's outstanding loans as of May 31, 1996.


                                                  Number                            Maturity
Type of Loan                                       of                                 Date
Outstanding                                       Loans       Interest Rate          Within            Balance
------------                                      -----       ------------           ------            -------

NYC Taxi Medallions...........................      142      10.75%-15.00%            1-7 yrs.        $6,352,777
Services......................................        1      14.50%-15.00%            1-7 yrs.            94,717
Auto Repair Service...........................        8      10.00%-15.00%            1-4 yrs.           687,565
Auto Dealership...............................        1      12.00%                   1 yr.               69,830
Renovation and Construction...................        1      10.50%                   5 yrs.             134,852
Retail Establishments.........................        3      11.25%-12.50%            1-4 yrs.           306,557
Restaurants...................................        3      9.00%-15.00%             1-9 yrs.           214,669
Gasoline Service Stations.....................        3      9.375%-10.00%            1 yr.              286,616
Manufacturing.................................        1      15.00%                   1 yr.              151,572
Laundromats and Dry Cleaners..................        5      12.00%-15.00%            1-4 yrs.           158,630
Medical Offices...............................        2      11.63%-15.00%            1-3 yrs.           118,052
Video Rentals.................................        1      14.00%                   6 yrs.              22,178
                                                    ---                                               ----------
TOTAL LOANS...................................      171                                               $8,598,015
                                                    ===                                               ==========



     The average loan made to finance the purchase or continued ownership of taxi medallions, taxicabs and related assets, and start-up costs varies from between 75% to 80% of the market value of the taxi medallions, taxicabs and related assets at the time of such loan. Such loans are typically secured by the medallions, taxicabs and related assets and range in size from $15,000 to $150,000. Loans made by the Company to finance the acquisition and/or operation of retail or manufacturing businesses are typically secured by real estate, taxi medallions and other assets and range in size from $15,000 to $250,000. In the case of loans to corporate owners, the loans are also personally guaranteed by the shareholders of the borrower. Historically, the majority of the Company's taxicab medallion loans have been subordinate to loans from senior lenders. The Company has experienced a very low delinquency rate with respect to subordinated taxicab medallion loans and has never suffered a loss exceeding $12,000. The Company currently intends to increase its portfolio of unsubordinated taxicab medallion loans in the future because there are more opportunities for such loans. With the remaining balance of its loan portfolio, the Company intends to continue to finance the acquisition and/or operation of other small businesses. The Company has not committed more than 10% of its assets to any one business concern in the Company's portfolio. The interest rates charged by the Company on its currently outstanding loans range from 9% to 15.5% per annum. For the month of May 1996, the average annual weighted interest rate per loan outstanding originated was 12.98% and the average term of the Company's outstanding loans was approximately 60 months.


     Valuation-- As an SSBIC, the Company is required by applicable SBA regulations to submit to the SBA semi-annual valuations of its investment portfolio, as determined by its Board of Directors, which considers numerous factors including but not limited to the financial strength of its borrowers and the value of the underlying collateral securing the loans. See Note 2 of Notes to the Financial Statements for a discussion of the Company's method of valuation of its current portfolio of loans. In the event the Company invests in the future in securities for which price quotations are readily available, the Company will value such investments at their fair market value, based on such quoted prices. With respect to securities for which price quotations are not readily available, such securities will be valued at fair value as determined by the Board of Directors.

     Loan Considerations-- In evaluating each applicant for a loan, the Company considers the following factors: (1) the applicant (or 50% in interest of the concern's principal owners) must be classified as an economically or socially disadvantaged person under SBA regulations, (2) the applicant's ability to repay the loan, and (3) the value and type of collateral proposed by the prospective borrower to collateralize the business loans.


     Collection Experience-- As of May 31, 1996, the Company had loans totaling $1,122,768 with accrued interest of $500,649 which were delinquent, compared to 13 loans totalling $986,388 with accrued interest of $398,343 as of May 31, 1995. As of May 31, 1995, only one of such loans, in the aggregate principal amount of $12,000, was a taxi medallion loan which was subsequently written off. The Company considers a loan to be delinquent if the borrower fails to make payments for 90 days or more. However, the Company may agree with a borrower that cannot make payments in accordance with the original loan agreement to modify the payment terms of the loan. The Company's current provision for loan losses, $180,558, is deemed by the Company to be sufficient. Based upon present appraisals, the Company anticipates that a substantial portion of the principal amount of its delinquent loans would be collected upon foreclosure of such loans, if necessary. There can be no assurance, however, that the collateral securing such loans will be adequate in the event of a foreclosure by the Company.



The New York City Taxi Medallion Industry and Market


     As presently provided by law, the number of medallions for New York City taxicabs that may be issued by New York City is limited to 12,187. There are two basic types of medallions: (a) corporate and (b) individual owner-driver. Of the total current supply of 11,920 medallions, 6,998 are corporate medallions and 5,022 are for individually owned cabs. A corporate medallion is issued with respect to a cab owned by a corporation with a minimum of two cabs and two corporate medallions (i.e. one corporate medallion per cab). An individual owner-driver may not own more than one cab and one medallion. Corporate medallions are used by large fleet concerns with many taxicabs and many drivers or by small corporations owning two medallions and two taxicabs driven by two owner-drivers (the so-called "minifleet").

     Until August 1995, only 11,787 medallions were permitted to be issued. On August 8, 1995, a bill permitting the City of New York to issue up to 400 additional taxi medallions was signed by the Governor of the State of New York and approved by the New York City Council which permitted the sale of up to such number of medallions over a three-year period. The TLC conducted the sale of 133 medallions in May 1996, and will sell an additional 133 medallions in October 1996. The TLC has not indicated when the remaining authorized medallions will be sold. See "RISK FACTORS--Uncertain Market; Possible Issuance of Additional Medallions."

     At the present time, most medallion sales are handled through brokers. As a result, an active marketplace has developed for the purchase and resale of medallions. The price of a medallion varies with supply and demand. The
Company's most recent experience has been that individually owned medallions currently sell for approximately $185,000 and corporate medallions sell for approximately $215,000 each. In addition, a 5% New York City transfer tax and various brokerage commissions are additional expenses incurred in the acquisition and sale of a medallion.

     Based upon statistics obtained from the TLC, from 1989 through 1995 the number of corporate medallions sold each year varied from approximately 245 to 440, which suggests that there were between 122 and 220 minifleet corporations in need of financing each year (taking into consideration the fact that each taxicab minifleet needs at least two medallions), while the number of individual owner medallions sold each year varied from 200 to 415. In addition, minifleet concerns or individuals who have already purchased medallions are frequently seeking to refinance their existing indebtedness. Assuming that a typical minifleet financing for purchases of medallions might involve a sum of approximately $360,000, the dollar volume of New York City minifleet financings might range (assuming the existence of between 122 and 220 minifleet corporations in need of medallion financing for purchases of medallions) from $40.9 million up to $73.7 million a year. Assuming that a typical individual medallion financing for a purchase of a medallion involves a sum of approximately $170,000, the dollar volume of New York City individual medallion financing might range (assuming the existence of between 200 to 415 individuals in need of medallion financing for purchases of medallions) from $37.5 million up to $62.3 million a year. The Company believes, based on its own experience with, and knowledge of, the New York City taxi industry, that a substantial majority of the purchasers of New York City taxi medallions each year qualify as socially or economically disadvantaged persons eligible for receipt of funding from an SSBIC.


     In addition to purchases and sales of medallions, a substantial market exists for refinancing medallions held by existing owners. Management estimates this market to exceed that of the market for financing transfers.

     A prospective medallion owner must meet the requirements of the TLC which approves all sales and transfers. In general, the requirements are that the prospective owner have no criminal record, that the purchase funds be derived from legitimate sources, and that the taxi vehicle and meter meet specifications set by the TLC. Also required is a clearance from prior insurers of the seller in the form of letters stating that there are no outstanding claims for personal injuries in excess of insurance coverage.


Marketing Strategy


     Medallion transfers are usually handled through medallion brokers who have frequent contact with taxicab owners and drivers. Medallion brokers locate buyers for sellers of medallions and sellers for buyers of medallions, and then typically employ a financing broker to arrange for the financing of the medallion purchases. Presently, to the knowledge of the Company, there are approximately 35 medallion and financing brokers in New York City. Medallion brokers customarily receive a brokerage fee of approximately $3,000 to $5,000 per medallion transfer the cost of which fee is typically split between the buyer and seller.

     A substantial portion of the Company's taxicab medallion financings are referred to the Company by Pearland Transfer Co. ("Pearland"), a medallion brokerage company of which Neil Greenbaum and Pearl Greenbaum, officers and directors of the Company, Barbara Joy Hamill, a director of the Company, and Andrew Greenbaum, a principal shareholder of the Company are principals. The Company also receives referrals from other medallion brokers, its current borrowers and other SSBICs.



Competition

     SBICs, SSBICs, banks, credit unions and private lenders have traditionally financed the acquisition and/or operation of small retail and manufacturing businesses. The Company expects to continue to encounter competition from such lenders, many of which are well established and have resources which exceed those available to the Company.


Letter of Intent

     The Company and the SBA entered into a Letter of Intent (the "Letter of Intent") dated December 1, 1992, setting forth the intentions of the parties with respect to a proposed agreement (the "Agreement"). Pursuant to the Letter of Intent, the Company and the SBA would agree among other things as follows:

          (i) the Company would agree to limit the aggregate of its senior indebtedness, consisting of bank debt and SBA debentures, to certain specified levels;

          (ii) the SBA would agree to remove the existing  requirement  that the
     Company  maintain  in  its  portfolio  a  certain   threshhold   amount  of
     non-taxicab secured loans;

          (iii) the SBA would acknowledge that the Company is a registered investment company, registered under the 1940 Act, and that the SBA will not require the Company to take any action or refrain from taking any action necessary in the opinion of the Company's counsel to comply with the 1940 Act; provided, however, the Company will not take any action in violation of any SBA regulation in complying with the 1940 Act;

          (iv) the Company would agree to give the SBA a secured second position to the senior secured position of its banks. The parties would further agree that banks or other lenders now or hereafter may loan on a senior secured basis, an amount which, when aggregated with the Company's SBA debentures, would not exceed the maximum indebtedness provided for in (i) above. Such grant of a subordinated security interest to the SBA would require the consent of the Company's banks;

          (v) in order to allow the SBA to perfect a subordinated lien on the Company's assets, the Company would agree that all notes, mortgages and security agreements relating to loans made by the Company would be held by a third party custodian (e.g. a commercial bank);

          (vi) subject to (i) above, so long as the Company maintains private capital of $2.2 million, the Company would agree not to incur senior debt, including the aggregate amount of its credit lines, in excess of $3 million; and

          (vii) the Company would agree to provide reports periodically to the SBA containing certain specified financial information.

The Letter of Intent is subject to the negotiation and execution of a definitive agreement between the Company and the SBA. To date, the Company and the SBA have not engaged in negotiations of a definitive agreement. See "RISK FACTORS--Limitations on Taxicab Medallion Financings."



SBA Regulation


     The Company, as the holder of a license from the SBA to operate as an SSBIC, is subject to broad regulations by the SBA with respect to various aspects of its ownership and operation, as discussed under the heading "FEDERAL REGULATION--Regulation Under The Small Business Investment Act of 1958."

                                   MANAGEMENT


Officers and Directors

     The following table sets forth the names, addresses and positions with the Company as of the date of this Prospectus of all of the officers and directors of the Company. Also set forth below is information as to the principal occupation and background for each person in the table.


Name and Address                      Age   Position and Office with the Company
-----------------                     ---   ------------------------------------
Zindel Zelmanovitch (1).............  49    President and Director
  1934 East 18th Street
  Brooklyn, NY 11229
Neil Greenbaum (1)(2)...............  40    Secretary and Director
  29 Flamingo Road North
  East Hills, NY 11576
Pearl Greenbaum (1)(2)..............  72    Vice President and Director
  300 Winston Drive
  Cliffside Park, NJ 07010
Barbara Joy Hamill (1)(2)...........  45    Director
  8 Saxon Woods
  Avon, CT 06001
Michael L. Moskowitz (3)............  38    Director
  45 East 25th Street
  New York, NY 10010
Eugene Haber........................  49    Director
  22 Eagle Lane
  East Hills, NY 11576
Alan Work...........................  40    Director
  54 Random Farms Drive
  Chappaqua, NY 10514


------------
(1) Directors who are "interested persons" with respect to the Company, as such term is defined in the 1940 Act.
(2)  Pearl Greenbaum is the mother of Neil Greenbaum and Barbara Joy Hamill.
(3) Michael Moskowitz is the brother-in-law of Zindel Zelmanovitch.

     Zindel Zelmanovitch has been President and a director of the Company since 1982. Mr. Zelmanovitch is also President, director and a principal shareholder of East Coast, which company has been a licensed SSBIC since 1986. He has also served as Secretary and a director of the National Association of Investment Companies (NAIC) since 1991 and a Secretary and a director of the National Association of Investment Companies Management Group, Inc. since 1993. From 1976 to 1991 Mr. Zelmanovitch was the President and sole shareholder of Z. Zindel Funding Corp., which company was licensed by the New York State Banking Department as a Licensed Mortgage Banker. He has also been licensed as a real estate broker by the New York Department of State since 1976. Mr. Zelmanovitch is also the President of Z. Zindel Corp., which is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Mr. Zelmanovitch received an M.B.A. from Long Island University in June 1977.


     Neil Greenbaum has been the Secretary and a director of the Company since 1982. Mr. Greenbaum has acted as Vice President and Secretary of Pearland Transfer Corp., a licensed medallion broker, and Pearland Brokerage Inc., an insurance brokerage company, for more than five years. Mr. Greenbaum has been President of Hereford Insurance Company since April 1994. He has been the President of United Brokers Association, a taxicab brokerage organization, since October 1988. Mr. Greenbaum is also President of All Taxi Management Inc. since 1995.


     Pearl Greenbaum has been the Vice President and a director of the Company since 1982. Mrs. Greenbaum has been President of Pearland Transfer Corp. and Pearland Brokerage Inc. for more than five years. She has been Treasurer of Hereford Insurance Company since April 1994.

     Barbara Joy Hamill has been a director of the Company since December 1992. She was also a director of the Company from 1988 to December 1991. Ms. Hamill has been a Vice President of Pearland Transfer Corp. and Pearland Brokerage Inc. for more than five years. She has been a director of Hereford Insurance Company since April 1994.

     Michael L. Moskowitz has been a director of the Company since 1984. From 1984 to 1992, Mr. Moskowitz was Treasurer of the Company. Mr. Moskowitz has been President of M.L. Moskowitz and Co., Inc., a residential mortgage banking firm, since August 1986.


     Alan Work has been a director of the Company since 1988. Since 1989, he has been Executive Vice President for Quantex Associates Inc., an executive search firm. From 1982 to 1989, Mr. Work was an account executive for E.D.P. World.


     Eugene Haber has been a director of the Company since September 1996. He has been a practicing attorney since 1973 and since 1975 a partner in the firm of Cobert, Haber & Haber, a general practice law firm specializing in litigation and commercial transactions with a heavy emphasis on the New York City Taxi industry.

     Pursuant to the Underwriting Agreement, the Underwriter has the right, subject to SBA approval, to designate one member of the Company's Board of Directors for a period of three years after the closing of this offering.



Board Committee

     The Board of Directors has appointed a Credit Committee comprised of Mr. Zelmanovitch, Mr. Greenbaum, Mr. Haber, and Ms. Hamill. The Credit Committee reviews loan activities and delinquencies and provides recommendations to the Board of Directors.


Compensation of Officers and Directors


     The following table sets forth all remuneration for services rendered to the Company during the year ended May 31, 1996, paid to or accrued for the account of (i) each of the executive officers and (ii) all executive officers and directors as a group.

Name of Individual or
Number of Persons in Group                              Capacities in Which Served                   Salaries (1)
-------------------------                               --------------------------                   ------------
Zindel Zelmanovitch...............................      President and Director                         $ 85,320
Neil Greenbaum....................................      Secretary and Director                           36,300
Pearl Greenbaum...................................      Vice President and Director                      20,496
All directors and executive officers as a
  group (seven persons)...........................                                                     $145,146
                                                                                                       --------


----------

(1) Officers' salaries constitute the major portion of the Company's total "Management fee compensation" which must be approved by the SBA. The SBA has approved management fee compensation of $225,000 for the Company. This amount includes officers' salaries, other salaries and employee benefits.


     Upon the closing of this offering, the Company will enter into five year employment agreements with Messrs. Zelmanovitch and Greenbaum. The agreements provide for annual compensation of $85,320 to Mr. Zelmanovitch and $36,300 to Mr. Greenbaum. The salaries are to be reviewed annually by the Board of Directors and are subject to SBA approval.


     The Company pays its directors who are not employees of the Company fees of $100 for each meeting attended, not to exceed a total of $1,000 in any single year for any individual director.



1996 Stock Option Plan

     The 1996 Plan was adopted by the Board of Directors, including a majority of the non-interested directors, in 1996. The 1996 Plan authorizes the grant of incentive stock options within the meaning of Section 422 of the Code and non-qualified stock options for the purchase of an aggregate of 75,000 shares of Common Stock (after giving effect to the stock split effective October , 1996) to employees of the Company. As of May 31, 1996, no non-qualified options to purchase shares of Common Stock and no incentive stock options had been granted under the 1996 Plan.

     The Board of Directors has appointed the Compensation Committee of the Borad of Directors to administer the 1996 Plan. Awards of options under the 1996 Plan are granted at the discretion of the Compensation Committee, which determines the eligible persons to whom, and the times at which, awards shall be granted, the type of award to be granted, and all other related terms, conditions and provisions of each award granted. In addition, all questions of interpretation of the 1996 Plan are determined by the Compensation Committee. In accordance with the provisions of the 1940 Act, the grant of options under the 1996 Plan will not occur until after the date of the approval of the plan by the Securities and Exchange Commission (the "Approval Date"). Any expenses incurred in connection with obtaining approval of the Securities and Exchange Commission will be borne by the Company.

     No option may be exercised more than five years after the date on which it is granted. The number of shares available for options, the number of shares subject to outstanding options and their exercise prices will be adjusted for changes in outstanding shares such as stock splits and combinations of shares. Shares purchased upon exercise of options, in whole or in part, must be paid for in cash or by means of unrestricted shares of Common Stock or any combination thereof.

     The 1996 Plan may be terminated at any time by the Board of Directors, and will terminate ten years after the effective date of the 1996 Plan. The Board of Directors may not materially increase the number of shares authorized under the plan or materially increase the benefits accruing to participants under the plan without the approval of the stockholders of the Company.

     The Company initiated a defined contribution plan in fiscal 1989. The eligibility requirements for participation in the plan are a minimum age of 21 years old and twenty-four months of continuous employment with the Company. Contributions are currently limited to ten percent of each participant's compensation. All employees and officers were covered and fully vested in the plan as of May 31, 1996.

                               Accrued Benefits Contributed
                                for the Twelve Months Ended   Balance Vested as
Name of Individual                     May 31, 1996            of May 31, 1996
-----------------               ---------------------------   ----------------
Neil Greenbaum................            $ 3,630                $  92,968
Pearl Greenbaum...............              2,050                   69,205
Zindel Zelmanovitch...........              8,532                  213,060
All Other Employees...........              1,968                   39,425
                                         --------                ---------
                                         $ 16,180                $ 414,658
                                         ========                =========


                              CONFLICT OF INTERESTS

     The Board of Directors of the Company has adopted policies governing potential conflicts of interest between the Company and its directors and officers. Together, these policies comprise the Company's "Code of Ethics" as required under the 1940 Act.

     These policies generally provide that no officer, director or employee of the Company will make any loan which might be deemed to be appropriate for the Company, unless such transaction is approved by a majority of the directors of the Company who are not "interested persons" of the Company within the meaning of the 1940 Act and who have no financial or other material interest in the transaction. In reviewing any such transaction, the directors will examine, among other factors, whether the transaction would deprive the Company of an opportunity or whether it would otherwise conflict with the best interests of the Company and its shareholders.

     Zindel Zelmanovitch, President and a director of the Company, is also President and a director of East Coast, an SSBIC. East Coast is in the business of financing small businesses, including, but not limited to, the operation and ownership of taxicabs. In addition, Mr. Zelmanovitch manages a pension plan which makes limited investments to finance taxi medallions. Any conflicts of interest that arise with respect to the foregoing will be resolved in accordance with the Company's Code of Ethics. Conflicts may also arise as to the allocation of Mr. Zelmanovitch's time. The Company's Board of Directors believes Mr. Zelmanovitch has and will continue to be able to allocate such time as is necessary to the Company's operations.

     Mr. Greenbaum is also an officer of Pearland Transfer Corp., a licensed medallion broker, Pearland Brokerage Inc., an insurance brokerage company, and Hereford Insurance Company. Mr. Greenbaum is also President of two taxi management companies. Conflicts may arise as to the allocation of Mr. Greenbaum's time. The Company's Board of Directors believes Mr. Greenbaum has and will continue to be able to allocate such time as is necessary to the Company's operations. In addition, Mr. Greenbaum manages two pension plans which make limited investments to finance taxi medallions. Any conflicts of interest that arise with respect to such investments will be resolved in accordance with the Company's Code of Ethics. See also "CERTAIN TRANSACTIONS."

                              CERTAIN TRANSACTIONS


     Neil Greenbaum and Pearl Greenbaum, officers and directors of the Company, Barbara Joy Hamill, a director of the Company, and Andrew Greenbaum, a principal shareholder of the Company, are principals in Pearland which is licensed to broker taxi medallions. Frequently, Pearland refers an individual purchasing a medallion to sources of financing, including the Company and other SSBICs. A substantial portion of the Company's taxicab medallion financings are referred to the Company by Pearland. Pearland receives no compensation from the Company for these referrals. Pearland, however, receives a brokerage fee of approximately $3,000 to $5,000 per medallion transfer, the cost of which fee is typically split between the purchaser and seller of the medallion.


     Mr. Zelmanovitch, President and a director of the Company, is also President and a director of East Coast, another SSBIC. The Company and East Coast have made four loans to the same borrowers. The Company's and East Coast's loans to these borrowers aggregate approximately $400,000 and $115,050, respectively. Because such coinvesting may be prohibited under the 1940 Act, the Company has agreed not to make any additional coinvestments unless it is determined such transaction is consistent with the provisions of the 1940 Act.

     The Company currently leases office space from 313 West 53rd Street Assoc., a partnership whose partners consist of certain officers and directors of the Company, for $1,500 per month plus a prorated portion of any increases in the landlord's operating costs above those in effect at the time the lease was entered into and the prorated share of any repair expenses incurred by the landlord. The lease expires in November 1997.

     All future transactions between the Company and officers, directors and 5% shareholders will be on terms no less favorable than could be obtained from independent third parties and will be approved by a majority of the independent, disinterested directors of the Company.

           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth, as of the date of this Prospectus, the beneficial ownership of the shares of Common Stock of the Company of (i) each person who beneficially owns more than five percent of the Common Stock, (ii) each officer and director of the Company and (iii) all officers and directors of the Company as a group:


                                                                                      Percentage of Common Stock
                                                                                      --------------------------
                                            Type of Beneficial        Amount of         Before          After
Name and Address                                 Ownership           Shares Owned      Offering       Offering
----------------                                 ---------           ------------       -------        -------
Andrew Greenbaum ..........................  Of record                  93,284(2)         8.5%          4.5%
   300 Winston Drive
   Cliffside Park, NJ 07010 (1)
Neil Greenbaum ............................  Both beneficially and     105,868(3)         9.7%          5.1%
   29 Flamingo Road North                        of record
   East Hills, NY 11576 (1)
Zindel Zelmanovitch .......................  Both beneficially and     174,148(4)        15.9%          8.3%
   1934 East 18th Street                         of record
   Brooklyn, NY 11229
Pearl Greenbaum ...........................  Both beneficially and     195,052(5)        17.8%          9.3%
   300 Winston Drive                             of record
   Cliffside Park, NJ 07010 (1)
Barbara Joy Hamill ........................  Both beneficially and      92,912(6)         8.5%          4.4%
   8 Saxon Woods                                 of record
   Avon, CT 06001 (1)
American Transit Insurance Co. ............  Of record                  99,932            9.1%          4.8%
   275 Seventh Avenue
   New York, NY 10001
Michael L. Moskowitz ......................  Both beneficially and      32,088(7)         2.9%          1.5%
   45 East 25th Street                           of record
   New York, NY 10010
Alan Work .................................  Both beneficially and       2,220(8)           *             *
   54 Random Farms Drive                         of record
   Chappaqua, NY 10514
Eugene Haber...............................  Both beneficially and         176(9)           *             *
   22 Eagle Lane                                 of record
   East Hill, NY 11576
All officers and directors as a............  Both beneficially and     602,464           54.9%         28.7%
   group (7 persons)                             of record

----------
* Represents less than 1% of the Common Stock.
(1) Andrew Greenbaum and Pearl Greenbaum are husband and wife and the parents of Neil Greenbaum and Barbara Joy Hamill.
(2) Excludes 195,052 shares held, directly and indirectly, by his wife, Pearl Greenbaum.
(3) Includes 2,400 shares held by Mr. Greenbaum's children. Excludes 30,200 shares held by his wife and 20,440 shares held by his mother and children as joint tenants.
(4) Includes 50,348 shares held with his wife as joint tenants and 1600 shares held directly by his wife. Also includes 33,564 shares held as custodian for his children. Includes 4,072 shares held by his children. Also includes 39,900 shares held in pension plans of which Mr. Zelmanovitch is the beneficiary. Includes 44,664 shares held by a corporation of which Mr. Zelmanovitch is a majority shareholder.
(5) Includes 39,100 shares held in joint tenancy with Mrs. Greenbaum's grandchildren. Also includes 33,760 shares held in joint tenancy with her daughter, Karen Franklin. Excludes 93,240 shares held by her husband, Andrew Greenbaum, as to which shares Mrs. Greenbaum disclaims beneficial ownership.
(6) Includes 10,200 shares held by her 3 children. Excludes 18,660 shares held by her mother, Pearl Greenbaum, and her children as joint tenants. Excludes 17,760 shares held by her husband, as to which shares Mrs. Hamill disclaims beneficial ownership.
(7) Includes 9,000 shares held by M.L. Moskowitz & Co., Inc. of which Mr. Moskowitz is a principal shareholder.
(8)  These shares are held by Mr. Work and his wife as joint tenants.
(9)  Includes 132 shares held by his wife and two children.

     Except as otherwise indicated above, the persons listed in the above table have voting and investment power with respect to their respective shares.

     All of the persons listed above, for as long as they continue to hold 5% or more of the Company's outstanding common stock, will each be deemed an "affiliated person" of the Company, as such term is defined in the 1940 Act.

     All of the Company's outstanding shares of preferred stock is non-voting and is held by the SBA.


                               INVESTMENT POLICIES

     The investment policies set forth herein constitute fundamental policies of the Company pursuant to the 1940 Act which may be changed only by the vote of the lesser of (i) a majority of its outstanding Common Stock, or (ii) 67% of the number of shares of Common Stock present in person or by proxy at a duly held shareholder meeting at which at least 50% of the outstanding shares of Common Stock are so present.

     (a) Issuance of Senior Securities. The Company may issue preferred stock and subordinated debentures to the SBA in the maximum amounts permissible under the 1958 Act and the applicable regulations.

     (b) Borrowing of Money. The Company has the power to borrow funds from banks, trust companies, other financial institutions, the SBA or any successor agency and/or other private or governmental sources, if determined by the Company's Board of Directors to be in the best interests of the Company.

     (c) Underwriting. The Company has not engaged, and does not intend to engage, in the business of underwriting the securities of other issuers.


     (d) Concentration of Investments. The Company may not concentrate 25% or more of its total assets in securities of issuers in any industry group except the taxicab industry. The Company will make at least 25% of its investments for financing the purchase or continued ownership of taxicab medallions, taxicabs and related assets. The balance of its investments includes, and the Company intends to continue to finance, the acquisition and/or operation of other small businesses. All of the Company's loans are made to those persons defined by SBA regulations as socially or economically disadvantaged persons or entities and which are at least 50% owned by persons so defined as socially or economically disadvantaged.


     (e) Real Estate. The Company has not engaged, and does not intend to engage, in the purchase and sale of real estate. However, the Company may elect to purchase and sell real estate in order to protect any of its prior investments which it considers at risk.

     (f) Commodities Contracts. The Company has not engaged, and does not intend to engage, in the purchase and sale of commodities or commodities contracts.

     (g) Loans. The Company has made, and will continue to make, loans to small business concerns in accordance with the provisions of the 1958 Act and the regulations issued by the SBA thereunder.

     (h) Writing Options. The Company has not engaged, and does not intend to engage, in the writing of options.

     (i) Short Sales. The Company has not engaged, and does not intend to engage, in short sales of securities.

     (j) Purchasing Securities on Margin. The Company has not engaged, and does not intend to engage, in the purchase of securities on margin.

     (k) Futures Contracts. The Company has not engaged, and does not intend to engage, in the purchase or sale of futures contracts.

     (l) Restricted Securities. The Company may invest up to 100% of its assets in restricted securities.

     (m) Types of Investments. Although the Company was organized primarily to provide long term loan funds to small business concerns, the Company's certificate of incorporation provides the Company with the authority to invest in the equity capital of small business concerns. Accordingly, the Company may make equity investments in small business concerns if determined by its Board of Directors to be in the best interests of the Company. Further, except as otherwise provided by applicable regulations, there shall be no limitation on the amount of equity investments the Company may make.

     (n) Maximum Investment. The Company will not lend or otherwise invest more than the lesser of (i) 10% of its total assets or (ii) 30% of its paid-in capital attributable to its Common Stock with respect to any one small business concern.

     (o) Percentage of Voting Securities. The percentage of voting securities of any one small business concern which the Company may acquire may not exceed 49% of the outstanding voting equities of such small business concern, except as set forth in paragraph (p).

     (p) Management Control. The Company does not intend to invest in any company for the purpose of exercising control of management. However, the Company may elect to acquire control in order to protect any of its prior investments which it considers at risk.

     (q) Investment Companies. The Company has not invested, and does not intend to invest, in the securities of other investment companies.


     (r) Portfolio Turnover. The Company intends to make changes in its portfolio when, in the judgment of its Board of Directors, such changes will be in the best interest of the Company's stockholders in light of the then existing business and financial conditions. The Company does not anticipate that its loan portfolio will realize an annual turnover in excess of 50%, although there can be no assurance with respect thereto.



                               FEDERAL REGULATION

Regulation Under the Small Business Investment Act of 1958

     As the holder of a license from the SBA to operate as an SSBIC, the Company qualifies for certain financing from the SBA on favorable terms as described above under the heading "BUSINESS--Specialized Small Business Investment Companies," but is subject to certain restrictions and requirements under the 1958 Act and SBA regulations thereunder. On January 31, 1996, the SBA promulgated a final rule revising the SBA regulations governing the small business investment company program. These restrictions and requirements include, but are not limited to, the following:

          (i) The interest rate charged by an SSBIC on loans to a small business is subject to a "cost of money" ceiling based on either the current debenture rate or its own "cost of capital," as determined by SBA regulations. At a minimum, an SSBIC may charge up to nineteen (19%) percent per annum for a loan. In certain instances, based on the SSBIC's cost of capital (i.e., the weighted averaged interest rate paid by the licensee on its borrowings), an SSBIC may charge a higher interest rate.

          (ii) Without prior SBA approval, the aggregate commitments by an SSBIC to any single small business enterprise may not exceed 30% of the private capital of the SSBIC.

          (iii)  Management and advisory  services must be performed by an SSBIC
     in  accordance   with  a  written   contract  and  certain   record-keeping
     requirements must be satisfied.

          (iv) The minimum term of an SSBIC loan to a small business is four years and the maximum term may not exceed 20 years.

          (v) Prior written consent of the SBA is required in the event of any proposed transfer of control of an SSBIC and any proposed transfer of 10% or more of any class of an SSBIC's stock ownership by any person or group of persons acting in concert owning 10% or more of any class of an SSBIC's stock.

          (vi) Limitations are imposed on the ability of the officers, directors, managers or 10% stockholders of an SSBIC to become an officer, director, manager or 10% stockholder of another SSBIC.

          (vii) Prior written consent of the SBA is required in the event of a merger, consolidation or reorganization of an SSBIC.

          (viii) The funds of an SSBIC with outstanding leverage or which has applied for leverage, or not invested in small businesses, must be maintained in direct obligations of the U.S. (with maturities of 15 months or less) or deposited in or invested in time deposits of federally insured financial institutions.

          (ix) Corporate SSBICs issuing debentures after April 25, 1994 are required to amend their articles of incorporation to indicate that they have consented, in advance, to the SBA's right to require the removal of officers or directors and to the appointment of the SBA or its designee as receiver of the SSBIC for the purpose of continuing to operate the company upon the occurrence of certain events of default. The regulations divide the events of default into three categories.

          The first category consists of three events that automatically accelerate all outstanding debentures without notice or demand to the SSBIC, and allow the SBA to apply for receivership of the SSBIC without the SSBIC's objection. The events are insolvency, a voluntary assignment for the benefit of creditors, and the filing of a voluntary or involuntary petition for relief under the Bankruptcy Code.

          Under the second category, upon written notice, the SBA may demand immediate repayment or redemption of all outstanding debentures or take any other action permitted under the 1958 Act, specifically including institution of proceedings for the appointment of the SBA or its designees as a receiver of the SSBIC. Nine violations are included in this category, and no opportunities to cure the default are afforded the SSBIC. This category of violations includes: fraud; fraudulent transfers; willful conflicts of interest; willful non-compliance with one or more of the substantive provisions of the 1958 Act or of a substantive regulation; repeated events of default; transfer of control; non-cooperation with remedial steps that the SBA may prescribe; non-notification of events of default; and non-notification of events of default to others. For the first six violations listed above the SSBIC will have consented to the SBA's right to require the SSBIC to replace officers or directors, with persons approved by the SBA, and to the SBA's appointment as receiver for the purpose of continuing operations.

          Under the third category, which includes nine violations, the SBA affords the SSBIC the opportunity to cure its violations. If the SSBIC fails to cure to the SBA's satisfaction, the SBA may declare the SSBIC's entire indebtedness evidenced by the debentures to be immediately due and payable. The violations in this category include: excessive compensation; improper distributions; failure to make a timely payment of an SBA obligation; failure to maintain minimum regulatory capital; capital impairment; failure to pay any amount when due on any obligation greater than $100,000; nonperformance or violation of the terms and conditions of any note, debenture, or other obligation of the SSBIC issued to, held or guaranteed by the SBA, or of any agreement with, or conditions imposed by, the SBA; failure to comply with one or more of the substantive provisions of the 1958 Act or regulations thereunder; and failure to maintain certain investment ratios for leverage in excess of 300% of Leverageable Capital. For the first three violations listed above, if an SSBIC fails to cure such violations, the SBA can require the removal of officers and directors and/or the appointment of its designee as receiver of the SSBIC.

          In addition, if an SSBIC repeatedly fails to comply with one or more "non-substantive" provisions of the 1958 Act or the regulations thereunder, the SBA, after written notification and until such condition is cured, may deny additional leverage to such SSBIC and/or require such SSBIC to take such actions as the SBA may determine to be appropriate under the circumstances. If the SBA requires the licensee to bring itself into full compliance and it fails to do so, the SBA may accelerate its leverage and take other remedies, including a receivership.

          (x) As with debentures, corporate SSBICs issuing preferred stock after April 25, 1994 are required to amend their articles of incorporation to indicate that they have consented, in advance, to the SBA's right to require the removal of officers or directors and to the appointment of the SBA or its designees as receiver of the SSBIC for the purpose of continuing to operate the Company upon the occurrence of certain events of default. The regulations divide the events of default into four categories.

          The first category consists of six events, the occurrence of any of which will permit the SBA, upon notice to the SSBIC, to require the SSBIC to replace, with individuals approved by the SBA, one or more of its officers and/or directors. In addition the SBA can apply for the institution of an operating receivership, with the SBA or its designee as receiver. The events are: equitable or legal insolvency, or a capital impairment percentage of 100% or more which capital impairment is not cured within the time limits set by the SBA in writing; a voluntary assignment for the benefit of creditors; the filing of a voluntary or involuntary petition for relief under the bankruptcy code; transfer of control; fraud; and fraudulent transfers.

          The second category consists of willful conflicts of interest; willful or repeated non-compliance with one or more of the substantive provisions of the 1958 Act or any substantive regulation promulgated thereunder; and failure to comply with a restriction imposed on the SSBIC pursuant to the third category. Upon the occurrence of any such event, and only if the SSBIC fails to remove the person(s) the SBA identifies as responsible for such occurrence and/or cure such occurrence to the SBA's satisfaction within a time period determined by the SBA, upon written notice, the SBA may replace one or more of the SSBIC's officers and/or directors or obtain the appointment of the SBA or its designee as receiver of the SSBIC.


          The third category lists eleven events, the occurrence of any of which will allow the SBA, on written notice to the SSBIC, to prohibit the SSBIC from making any additional investments except for investments pursuant to legally binding commitments entered into by the SSBIC prior to such notice and, subject to the SBA's prior written approval, investments that are necessary to protect the SSBIC's investment; to prohibit distributions by the SSBIC to any party other than the SBA, its agent or trustee, until all leverage is redeemed and amounts due are paid; to require all commitments to the SSBIC to be funded at the earliest time(s) permitted in accordance with the SSBIC's articles; and to review and redetermine the SSBIC's approved management compensation. This category of events includes the occurrence of any event listed in the first two categories; the SSBIC's failure to maintain its minimum regulatory capital; capital or liquidity impairment and failure to cure the impairment within time limits set by the SBA in writing; improper distributions; excessive compensation; failure to pay any amounts due under preferred securities, unless otherwise permitted by the SBA; noncompliance with one or more of the substantive provisions of the 1958 Act, or any substantive regulation promulgated thereunder; failure to maintain diversity between management and ownership, if applicable to such SSBIC; failure to maintain investment ratios for leverage in excess of 300% of Leverageable Capital or preferred securities in excess of 100% of Leverageable Capital, if applicable to such SSBIC, as of the end of each fiscal year; nonperformance of one or more of the terms and conditions of any preferred security or of any agreement with or conditions imposed by SBA in its administration of the 1958 Act and the regulations promulgated thereunder; and failure to take appropriate steps to accomplish such actions as the SBA may have required for repeated non-substantive violations of the 1958 Act or the regulations promulgated thereunder.


          Under the fourth category if an SSBIC repeatedly fails to comply with any one or more of the non-substantive provisions of the 1958 Act or any non-substantive regulation promulgated thereunder, the SBA, after written notification to the SSBIC and until such condition is cured to the SBA's satisfaction, can deny additional leverage to such SSBIC and/or require such SSBIC to take such actions as the SBA may determine to be appropriate under the circumstances.

          (xi) An SSBIC is active if during the 18 months preceding its most recent fiscal year end, it made financings totalling not less than twenty (20%) percent of its private capital or its idle funds did not exceed twenty (20%) percent of its total assets at the end of its most recent fiscal year. The SBA by regulation made certain limited exceptions to this activity test.

          (xii) As part of the regulatory framework, SSBICs are subject to examinations by SBA agents at least bi-annually and are required to pay examination fees and maintain certain records, files, internal control programs and reports. Moreover, the SBA is authorized to suspend an SSBIC's license, issue cease and desist orders, remove officers and directors of an SSBIC, subpoena witnesses and records, apply for injunctions to the appropriate district court, and apply for further acts of enforcement to the appropriate U.S. Circuit Court of Appeals.


          (xiii) An SSBIC may not provide funds to a small business concern if that concern is not engaged in a regular and continuous business operation.


     The foregoing summary of certain requirements under the 1958 Act and regulations thereunder does not purport to be complete and investors are urged to consult the 1958 Act and regulations thereunder for more detailed information. See below under the heading "TAX CONSIDERATIONS" for a discussion of the taxation of SSBICs.


Registration Under the Investment Company Act of 1940

     The Company registered as an investment company under the 1940 Act for the year commencing July 1, 1988. Prior to such date, the Company was exempt from regulation under the 1940 Act. The 1940 Act imposes various substantive requirements upon registered investment companies, and compliance with these requirements can in many cases be time consuming, burdensome and expensive. These requirements include, but are not limited to, the following:

          (i) The Board of Directors of the Company must be composed of at least 40% of persons who are not "interested persons" as that term is defined in the 1940 Act (e.g. persons who are not affiliates, counsel, accountants, investment advisors of or to the Company).

          (ii) Any arrangement which provides for joint participation by the Company and any affiliate (as that term is defined in the 1940 Act) of the Company in any transaction, and the Company loans to, purchases from, or sells to, any such affiliate must be approved in advance by the Commission.


          (iii) Any management advisory contract between the Company and an investment adviser must be (a) in writing, (b) initially approved by shareholders holding a "majority of the outstanding voting stock" (as defined in the 1940 Act) of the Company and annually thereafter by either the Company's Board of Directors or a majority of its outstanding voting stock, (c) non-assignable by the adviser, and (d) terminable by the directors or a majority of the voting shareholders upon 60 days' notice.

          (iv) The Company is required to prepare and file various annual and periodic reports and proxy materials with the Commission.

          (v) The Company's fundamental investment policies may not be changed without the approval of a "majority of the outstanding voting stock" (as defined in the 1940 Act). See "BUSINESS--Investment Policies."

          (vi) The Company is required to comply with special journal and ledger accounting rules and record-keeping requirements relating to all business transactions, and will be subject to inspections by representatives of the Commission without warning.


          (vii) The Company may not (i) issue more than one class of stock senior to the Common Stock (the Company's preferred stock constitutes such a senior class), or (ii) issue warrants or rights unless they expire in 120 days or less and are issued ratably to all members of a class of voting securities.


          (viii) The Company must adopt a Code of Ethics which is designed to prevent insiders from competing with the Company for investments. The Code of Ethics must require that the Company maintain records of all security transactions of directors, officers and employees with information relating to the Company's investments. See "CONFLICTS OF INTEREST."

          (ix) Holders of 10% or more of any class of the Company's voting securities and its directors and officers are subject to short-swing profit liability under Section 16(b) of the Securities Exchange Act of 1934, as amended, for purchases and sales of securities of the Company within a six-month period of each other.

          (x) The Company may not issue any of its securities for services or property other than cash (except as a dividend or distribution to its shareholders or in connection with a reorganization).

          (xi) The Company may not sell any of its Common Stock for less than the current net asset value of such stock except, (a) with the consent of a majority of the holders of its Common Stock, (b) in connection with an offering to all holders of the Common Stock, (c) upon the exercise of an outstanding warrant or (d) upon the conversion of a convertible security in accordance with its terms.

     The foregoing summary of certain requirements of the 1940 Act does not purport to be complete and investors are urged to consult the 1940 Act for more detailed information.


Community Reinvestment Act


     The Community Reinvestment Act of 1977 ("CRA") requires the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Federal Reserve Board and the Office of Thrift Supervision to use their authority when examining financial institutions to encourage such institutions to help meet the credit needs of the local community in which they are chartered. Specifically, this Act requires each of these federal regulators to assess the institution's record of meeting the credit needs of its entire community, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of the institution, and to take such record into account in its evaluation of an application for a merger, acquisition, or deposit facility by such institution. Financial institutions covered by the CRA include banks, thrifts and savings and loans.


     In assessing CRA, agencies review an institution's performance to produce an overall composite rating based upon three major elements, lending, investing, and service. The lending test evaluates a bank's performance in helping to meet the credit needs of its service area(s) through its lending activities. In evaluating a bank's overall lending performance, the agency considers small business and small farm lending, as well as the geographic distribution of the bank's lending, particularly with respect to the number and amount of loans to low-, moderate-, middle-, and upper-income geographies in the bank's service area.

     The investment test evaluates the degree to which a bank is helping to meet the credit needs of its service area(s) through qualified investments. Qualified investments include, but are not limited to, organizations promoting small businesses, including SBICs and SSBICs. An agency will evaluate the investment performance of an institution based upon several factors: the dollar amount of qualified investments that directly address credit needs; the use of innovative or complex qualified investments to support community development initiatives; and the degree of responsiveness to credit and community economic development needs.

     The service test evaluates a bank's record of helping to meet the credit needs of the bank's service area(s) by analyzing both the availability and responsiveness of a bank's systems for delivering retail banking services and the extent and innovativeness of its community development services.

     Agencies assign a rating for an institution under the lending, investment, and service tests which then are combined to produce an overall rating under CRA. The overall rating of a bank, thrift or savings and loan may be positively affected as a consequence of equity investments in an SSBIC.


                               TAX CONSIDERATIONS

General

     The following discussion is based on the currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code") and the currently existing regulations thereunder. No assurance can be given that future legislation or administrative changes or court decisions will not significantly modify the statements expressed herein. The following discussion is only a general summary of some of the federal tax principles applicable to the Company and to an investment in the Company's Common Stock, and does not purport to be a complete description of the tax considerations applicable to such investment. Prospective investors should consult their own tax advisers with respect to the tax considerations which pertain to their purchase and ownership of the Company's Common Stock.


Taxation of a Regulated Investment Company
     Under Section 851 of the Code, a corporation which qualifies may elect to be taxed as a regulated investment company. A regulated investment company is generally not subject to federal income taxation at the corporate level to the extent its income is distributed to its shareholders, since it can deduct most dividends paid. The Company intends to continue to qualify as a regulated investment company. In order for the Company to qualify for the tax status of a regulated investment company for a given fiscal year, it must meet each of the following conditions for that fiscal year:

          (a) The Company must be a domestic corporation registered as a management company under the 1940 Act during the entire year.

          (b) At least 90% of the Company's gross income for the year, including its tax exempt interest income, but excluding losses from the sale or other disposition of stock or securities, must be derived from interest, gains on the sale or other disposition of stock or other securities, dividends, and payments with respect to securities loans.

          (c) Less than 30% of the Company's gross income including tax exempt interest income, but excluding losses from the sale or other disposition of stock or securities, must be derived from the sale or other disposition of securities held for less than three months.

          (d) At the close of each quarter, at least 50% of the value of the Company's total assets must be represented by cash, cash items (including receivables), government securities, securities of other regulated investment companies and other securities, subject to limitations on the extent to which the Company's holdings may be concentrated in the securities of a single issuer.

          (e) The Company must distribute as dividends at least 90% of its investment company taxable income (as defined in Code Section 852) as well as 90% of the excess of its tax-exempt income over certain disallowed tax-exempt interest deductions (the "Distribution Requirement").

     If the Distribution Requirement is satisfied, a regulated investment company may not be taxed on distributed income, provided all the other requirements are satisfied. Only undistributed income and undistributed net capital gain will be taxed at the ordinary income tax rates of Code Section 11 and the capital gains rates of Code Section 1201.

The tax on undistributed ordinary income is really a tax on investment company taxable income calculated with the dividends paid deduction for ordinary dividends, while the capital gains tax is imposed against the excess of net capital gain over the dividends paid deduction determined with reference to capital gain dividends.

     A 4% non-deductible excise tax is imposed on a regulated investment company that fails to distribute in each calendar year an amount equal to 98% of ordinary taxable income for the calendar year and 98% of capital gain net income for the one-year period ended October 31 of such calendar year (or, at the election of a regulated investment company having a taxable year ending November 30 or December 31, for its taxable year). The Company intends to make sufficient distributions or deemed distributions of its ordinary taxable income and capital gain net income prior to the end of each calendar year to avoid liability for the excise tax. However, investors should note that the Company may in certain circumstances be required to liquidate portfolio investments to make sufficient distributions to avoid excise tax liability.

     If the Company fails to qualify as a regulated investment company, the Company's earnings will generally be subject to corporate income taxation, and distributions by the Company in the form of dividends will generally be taxed as ordinary income to its shareholders to the extent of the Company's current and accumulated earnings and profits.


Taxation of Shareholders of Regulated Investment Companies

     Regulated investment company shareholders also are taxed differently from shareholders in ordinary corporations. Usually, dividends are included in a shareholder's income as ordinary income, unless they are return of capital distributions, which normally are nontaxable since they are a return of a shareholder's investment. For regulated investment company shareholders, dividends are classified as ordinary, capital gain or exempt interest, depending on the type of earnings of the regulated investment company from which they are paid.


     The portion of the dividend that represents a capital gains distribution is reportable as long-term capital gain by the shareholder, regardless of how long the shareholder may have owned the stock. Long-term capital gain distributions do not qualify for the corporate dividends received deduction. For individuals, the capital gain dividends are taxed at the maximum rate of 28%, while ordinary income is taxed at the maximum rate of 39.6%.

     The  portion  of  dividends   that  does  not  represent  a  capital  gains
distribution received by a corporate shareholder qualifies for the dividends received deduction to the extent the regulated investment company designates the amount distributed as an ordinary dividend, and the aggregate amount received does not exceed the aggregate amount of dividends received by the regulated investment company. In general, where aggregate dividends received by a regulated investment company are less than its gross income for such taxable year, part of the ordinary income dividends paid by a regulated investment company will qualify for the dividend received deductions available to corporate shareholders, in the same ratio that the regulated investment company's dividend income from domestic corporations for a taxable year bears to its gross income for such year (excluding from the regulated investment company's gross income gain from the sale or other disposition of stock or other securities). Based on the plans of the Company to enter into transactions that will result in interest income, it is unlikely that any part of the ordinary dividends payable by the Company will qualify for the exclusion for the dividends received deduction.

     Dividends declared and payable by a regulated investment company in October, November or December are treated as paid on December 31 even though they are actually paid in January. In addition, dividends that are declared prior to the time that a regulated investment company is required to file its tax return for a taxable year and that are distributed within 12 months following the close of a taxable year (but not later than the date of the first regular dividend payment made after the declaration) may be treated for purposes of the dividend paid deduction, at the election of the regulated investment company, as having been paid in that prior taxable year (such dividends are treated as having been received by shareholders in the year of distribution).


     The Company will advise the shareholders annually as to the federal income tax consequences of distributions made (or deemed made) during the year. The Company will be required in certain cases to withhold and remit to the U.S. Treasury 31% of ordinary income dividends and capital gain dividends, and the proceeds of redemption of shares, paid to any shareholder (1) who has provided either an incorrect tax identification number or no number at all, (2) who is subject to backup withholding by the IRS for failure to report the receipt of interest or dividend income properly, or (3) who has failed to certify to the Company that it is not subject to backup withholding or that it is a corporation or other "exempt recipient."

Special Provisions of the Code Applicable to SSBICs and Shareholders of SSBICs

     The Company and its shareholders should qualify for the following tax benefits which are ordinarily not available to corporations not licensed as SSBICs and their shareholders:

          1. Under Section 1243 of the Code, the Company would be entitled to ordinary rather than capital loss treatment for losses sustained with respect to stock derived from convertible debentures of small business corporations. Because the Company does not presently intend to purchase convertible debentures, however, this potential benefit is not likely to be of practical significance to investors.

          2. Under Section 582 of the Code, the Company would be entitled to ordinary rather than capital loss treatment for losses sustained with respect to debt instruments.

          3. Under Section 1242 of the Code, except for a short sale of stock, the Company's shareholders would be entitled to take an ordinary rather than a capital loss deduction on losses resulting from the worthlessness or the sale or exchange of the Company's Common Stock.


Other Potentially Applicable Code Provisions

   (a) Pass-Through of Itemized Deductions


     Pursuant to Code Section 67(a), the miscellaneous itemized deductions of an individual taxpayer will only be allowed as a deduction to the extent that such miscellaneous itemized deductions exceed two (2%) percent of the taxpayer's adjusted gross income (generally, gross income less trade or business expenses).
Section 67(c) of the Code provides that, pursuant to Treasury regulations, the limit on such itemized deductions will, to a certain extent, apply to a shareholder of regulated investment companies as if the shareholder had earned his share of the Company's income and incurred his share of the expenses of the Company directly. The 2% floor on itemized deductions does not apply to a "publicly-offered regulated investment company". A "publicly offered regulated investment company" means a regulated investment company the shares of which are continuously offered pursuant to a public offering, regularly traded on an established securities market or held by no fewer than 500 persons at all times during the taxable year. If the Company does not qualify as a publicly offered investment company, the 2% floor on itemized deductions will apply to shareholders of the Company with respect to Company expenses. As a result, each shareholder would be treated, pursuant to applicable Treasury Regulations, as including both an amount of income and an expense, that must be claimed subject to the above described limitations, equal to a portion of the Company's expenses. The impact of this provision upon a shareholder of the Company, if it were to apply, depends not only upon his share of the Company's income and expenses but also depends upon the shareholder's income and expenses from other sources. Each shareholder should consult his tax advisor regarding the potential application of Code Section 67 and other provisions of the Code that limit the deduction of itemized deductions by individuals.



   (b) Deferral of Capital Gains


     Under Code Section 1044, Subchapter C corporations and individuals (not estates, trusts, partnerships or S corporations) may elect to defer recognition of capital gain realized on the sale of publicly traded securities if the taxpayers use the sales proceeds within 60 days to purchase common stock or a partnership interest in an SSBIC. The amount of gain an individual may elect to roll over for a tax year is limited to the lesser of (1) $50,000, or (2) $500,000 reduced by any gain previously excluded under this provision for all preceding taxable years ($25,000 and $250,000, respectively, for married individuals filing separately). For C corporations, the annual and cumulative limits are increased to $250,000 and $1 million, respectively. To the extent that sales proceeds exceed the cost of the SSBIC common stock or partnership interest, gain must be currently recognized. Recognition of ordinary gain may not be deferred. This election is made by a shareholder on Schedule D on his Form 1040 Federal income tax return for the year in which the securities are sold.


     For purposes of Section 1044 of the Code, the term "publicly traded securities" means securities which are traded on an established securities market. The taxpayer's basis in the SSBIC stock or partnership interest is reduced, by the amount of any unrecognized gain on the sale of the securities.

     Each investor before making an investment should consult with his accountant or tax advisor as to the potential application of the tax benefits available under Code Section 1044. Each shareholder should note that his holding period in the Company's Common Stock begins upon the purchase of the Common Stock with no inclusion in such holding period for the time he held the publicly-traded securities. If a shareholder sells the Common Stock and realizes a gain or loss upon such sale, such gain or loss will be a long-term capital gain or loss, if the shareholder held such Common Stock for more than one year.


   (c) Exclusion for Gain from Sale of Small Business Stock

     Code Section 1202, as a manner of encouraging investment in new ventures and specialized small business investment companies, grants relief to investors who risk their funds in these businesses. Non-corporate investors may exclude up to fifty (50%) percent of the gain they realize on the disposition of qualified small business stock issued after August 10, 1993, and held for more than five
(5) years. The amount of gain eligible for the fifty (50%) percent exclusion is subject to per issuer limits. The exclusion is available to taxpayers who own eligible stock for five (5) years in a qualified corporation that actively conducts a qualified trade or business and that meets a maximum gross assets test.

     However, if an individual utilizes Code Section 1044 to defer recognition of capital gain on the sale of publicly traded securities and then invests those funds in qualified small business stock, the deferred gain would not be eligible for the fifty (50%) percent exclusion, although the appreciation occurring after the purchase of the qualified small business stock would be eligible for such fifty (50%) percent exclusion.


State and Local Taxes

     The foregoing discussion relates only to federal income tax matters. The Company and its shareholders will also be subject to state and local taxation. Investors should consult their own tax advisers with respect to the state and local tax consequences to them of the above-described transactions.


                 DESCRIPTION OF CAPITAL STOCK AND LONG-TERM DEBT

     The Company has 13,000,000 shares, of which 10,000,000 shares are four (4%) percent preferred stock having a par value of $1.00 each ("4% Preferred Stock") and 3,000,000 shares are common stock having a par value of $.01 each (the "Common Stock").


Common Stock

     Each share of Common Stock is entitled to one vote on all matters submitted to a vote of shareholders. The Common Stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of Common Stock may elect all of the directors of the Company. The Common Stock does not have any pre-emptive rights.

     All shares of the Common Stock outstanding upon the completion of this offering and upon payment therefor will be fully paid and nonassessable. Upon liquidation, dissolution or winding up of the affairs of the Company, its assets remaining after provision for payment of creditors and holders of preferred stock, would be distributed pro rata among holders of the Common Stock.


     Dividends may be paid in cash or stock to the holders of the Common Stock when and if declared by the Board of Directors out of funds legally available therefor, but only after the Company has paid all cumulative dividends then in arrears on its preferred stock. In order to qualify as a "regulated investment company" for federal income tax purposes, the Company is required to distribute annually as dividends at least 90% of its taxable income, to the extent earned. As of September 1996, the Company had issued and outstanding 1,096,688 shares of Common Stock with 156 holders of record.



Preferred Stock

     Shares of 4% Preferred Stock may be issued only to the SBA. The shares are nonvoting and four (4%) percent dividends thereon are preferred and cumulative. Such shares have a mandatory 15 year redemption requirement.


     Since the Company, in order to continue to qualify as a "regulated investment company," under the Code, will be required to make dividend distributions to its shareholders, the Company will be required to pay the cumulative dividend on its preferred stock on a current basis, to the extent funds are available for such purpose. Prior to any liquidation or redemption or repurchase of Common Stock, the SBA, as the holder of the preferred stock, will be entitled to the payment of the par value of such shares, and to the payment of all cumulative dividends then in arrears. Pursuant to SBA regulations, in order to continue to qualify for the issuance of preferred stock to the SBA, the Company amended its certificate of incorporation to consent in advance to the SBA's right to require the removal of officers and directors and to the appointment of the SBA or its prior designee as receiver of the Company upon the occurrence of certain events of default. See "FEDERAL REGULATION--Regulation Under the Small Business Investment Act of 1958." As of the date hereof, the Company had issued and outstanding 1,410,000 shares of 4% Preferred Stock.

     The Company previously had 1,520,000 shares of 3% Preferred Stock outstanding and held by the SBA. Such shares were repurchased by the Company in 1993 at a substantial discount. See "BUSINESS--Specialized Small Business
Investment Companies." The Company subsequently amended its certificate of incorporation reclassifying such shares as 4% Preferred Stock.


Long-Term Debt


     The Company's only long-term debt is its subordinated debentures, issued to, or guaranteed by the SBA, of which $4,390,000 were outstanding on the date hereof. The subordinated debentures bear interest ranging from 4.51% to 9.00% per annum and have varying maturities from February 1997 to May 2006. The weighted average interest cost as of May 31, 1996 was 7.06%. No principal payments are required until maturity. The subordinated debentures are not convertible and have no sinking fund provisions. The subordinated debentures are unsecured and subordinated to all other debt of the Company, but have a priority over the Common Stock of the Company upon any dissolution, winding-up, liquidation or reorganization. As a result of the issuance of subordinated debentures, the Company was required to amend its certificate of incorporation granting the SBA certain rights including, but not limited to, the right to accelerate payment of the subordinated debentures, appoint the SBA or its designee as receiver of the Company, and the right to remove officers and directors of the Company upon the occurrence of certain events of default. See "FEDERAL REGULATION--Regulation Under the Small Business Investment Act of 1958."



Shares Eligible for Future Sale


     The Company will have 2,096,688 shares of Common Stock outstanding if the offering is consummated. Of the 1,096,688 issued and outstanding shares prior to this offering, 822,168 shares are owned by officers, directors and persons owning at least five percent of the outstanding shares after giving effect to the sale of shares offered hereby. Such shares are subject to lock-up agreements which prohibit their sale for a period ending 18 months after the date of this Prospectus. Thereafter, 193,172 of such shares may be sold without restriction at any time and 628,996 of such shares may be sold subject to certain volume limitations under Rule 144 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least two years is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. A person, however, who is not deemed to be an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned restricted securities last acquired from the Company or an affiliate of the Company over three years previously, would be entitled to sell such shares under Rule 144(k) without regard to volume limitations or other restrictions.



Transfer Agent

     The transfer agent for the Common Stock will be Continental Stock Transfer and Trust Company, 2 Broadway, New York, New York 10004.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement between the Company and the Underwriter, the Company has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase from the Company the respective number of shares of Common Stock as set forth opposite its name below:

                 Underwriter                                  Number of Shares
                 -----------                                  ----------------
        Suppes Securities, Inc.............................
        S.D. Cohn & Co., Inc...............................
        Marlowe & Company..................................
                                                                 ==========
                                                                  1,000,000

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to the approval of certain legal matters by counsel and various other conditions. Under the terms of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken;

     The Underwriters have advised the Company that they propose to offer the shares of Common Stock offered hereby to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers at such price less concessions of not in excess of $ per share, of which amount a sum not in excess of $ per share may in turn be allowed by such dealers to other dealers. After the public offering, the public offering price and other selling terms may be changed by the Underwriters. The Underwriters do not expect sales to discretionary accounts will exceed five percent of the total number of shares of Common Stock offered hereby.

     The Company has granted to the Underwriters an option exercisable during the 45-day period after the date of this Prospectus, to purchase from the Company at the offering price less underwriting discount and the Underwriters' non-accountable expense allowance, up to an aggregate of 150,000 additional shares of Common Stock for the sole purpose of covering over-allotments, if any. The Company has agreed to pay the Underwriters a non-accountable expense allowance equal to three (3%) percent of the gross proceeds of the shares of Common Stock underwritten. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payment that the Underwriters may be required to make.

     The Company has agreed to issue to Suppes Securities, Inc. (the "Representative") warrants for the purchase of up to ten (10%) percent of the number of shares of Common Stock sold in the public offering (the "Representative's Warrants"). The Representative's Warrants shall be for a term of five years and shall be non-transferable except to certain permitted persons for one year after the effective date. The Representative's Warrants are exercisable for four years at one hundred twenty (120%) percent of the initial public offering price of the Common Stock. Any expenses incurred in connection with obtaining any such approvals of the Securities and Exchange Commission will be borne by the Representative. In addition, the Company has agreed to enter into a two year non-exclusive financial consulting agreement with the Representative pursuant to which the Representative would receive fees of $25,000 per year. The grant of the Underwriters' Warrants is subject to the prior approval of the Securities and Exchange Commission.

     The Company, its officers and directors and holders in excess of 5% of the shares of Common Stock to be outstanding after this offering have agreed that they will not, without the prior written consent of the Representative, Inc., sell, or dispose of any shares of Common Stock owned by such person on the date of this Prospectus for a period of 18 months after the date of this Prospectus.

     The Representative has the right, subject to SBA approval, to designate one member to the Company's Board of Directors or, at the option of the Representative, to designate a person to attend Board of Directors meetings for a period of two years after the date of this Prospectus.

     The Company has granted the Representative a preferential right for a period of three years after the commencement of this offering to sell for its account any securities offered by the Company, excluding bank debt and certain securities pursuant to which the Company receives SBA leverage.

     The foregoing is a summary of the principal terms of the Underwriting Agreement and does not purport to be complete. Reference is made to a copy of the Underwriting Agreement which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     On or about October 31, 1995, the Securities and Exchange Commission instituted an action, entitled Securities and Exchange Commission v. Sarivola, et al., 95 Civ. 9270, in United States District Court, Southern District of New York against the Representative and numerous other defendants, including Michelle P. Suppes, a principal executive officer of the Representative relating to transactions in 1991 and 1992. The Securities and Exchange Commission alleges that two brokers employed by the Representative improperly promoted and disseminated false financial information to the public concerning the securities of Leona Enterprises, Inc. ("Leona") in exchange for undisclosed compensation, and executed illegal sales of unregistered securities of Leona through the Representative. The complaint seeks, inter alia, a judgment enjoining the defendants from engaging in violations of various securities laws, an order requiring the disgorgement by the defendants of benefits obtained as a result of the sale of Leona securities and unspecified civil penalties pursuant to the securities laws. An answer to the complaint denying the allegations was served by the Representative on or about November 30, 1995. The case is currently in litigation.



                                  LEGAL MATTERS


     Certain legal matters in connection with the offering will be passed upon for the Company by Stursberg & Veith, New York, New York. C. Walter Stursberg, Jr., a member of such firm, owns 444 shares of Common Stock. Certain legal matters in connection with the offering will be passed upon for the Underwriter by Reid & Priest LLP, New York, New York.



                                     EXPERTS


     The financial statements of Freshstart Venture Capital Corp. as of May 31, 1994, 1995 and 1996 and for each of the three years then ended included in the Prospectus, have been audited by Michael C. Finkelstein & Co., independent accountants, as stated in their report dated July 23, 1996 and are included herein in reliance upon such report given upon their authority as experts in accounting and auditing.



                                    CUSTODIAN

     The Company currently acts as a self-custodian of its portfolio securities in compliance with applicable regulations promulgated under the 1940 Act, although the Company reserves the right to appoint a third party custodian in the future.



                             ADDITIONAL INFORMATION

     The Company has filed with the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form N-5 with respect to the securities offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto which may be inspected, without charge, at the SEC, or copies of which may be obtained from the SEC in Washington, D.C., upon payment of the requisite fees. Statements contained in this Prospectus as to the content of any contract or other document referred to are not necessarily complete, and where such contract or other document is an exhibit to the Registration Statement, each such statement is deemed to be qualified in all respects by reference to the provisions of the exhibit.

                                TABLE OF CONTENTS
                              ---------------------



                                                                           Page
                                                                           ----


Independent Auditors' Report ...........................................    F-2

Statements of Financial Position of Freshstart Venture Capital Corp.
  as of May 31, 1995 and 1996 ..........................................    F-3

Statements of Operations for the Years Ended
  May 31, 1994, 1995 and 1996 ..........................................    F-4

Statements of Stockholders' Equity for the Years Ended
  May 31, 1994, 1995 and 1996 ..........................................    F-5

Statements of Cash Flows for the Years Ended
  May 31, 1994, 1995 and 1996 ..........................................    F-6

Notes to the Financial Statements ......................................    F-7

Supplemental Schedules .................................................    F-13

Selected Per Share Data and Ratios .....................................    F-14

Board of Directors
Freshstart Venture Capital Corp.



                          INDEPENDENT AUDITORS' REPORT

We have audited the accompanying Statements of financial position of Freshstart Venture Capital Corp. (the "Company") as of May 31, 1996 and 1995 and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended May 31, 1996 and selected per share data and ratios for each of the five years in the period ended May 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 2, these financial statements were prepared in conformity with the accounting practices prescribed by the Small Business Administration, which provide for specific allocations of certain types of income to specific capital accounts. As explained in Note 2, the financial statements include securities valued at $8,417,457 and $8,132,484 on May 31, 1996 and 1995 (266%
and 257% respectively of net assets), whose values have been estimated by the Board of Directors in absence of readily ascertainable market values.

We have reviewed the procedures used by the Board of Directors in arriving at its estimate of such securities and have inspected underlying documentation, and, in the circumstances, we believe the procedures are reasonable and the documentation appropriate. However, because of the inherent uncertainty of valuation, those estimated values differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of May 31, 1996 and 1995 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


New York, New York
July 23, 1996


Michael C. Finkelstein
Certified Public Accountant

                        FRESHSTART VENTURE CAPITAL CORP.
                        STATEMENTS OF FINANCIAL POSITION


                                     ASSETS
                                                                            May 31,
                                                                  --------------------------
                                                                      1995           1996
                                                                  -----------    -----------
Loans Receivable:
Long Term Portion (Notes 2 and 3) .............................   $ 8,313,042    $ 8,598,015
Less:  Unrealized Depreciation on Loans Receivable (Note 3) ...      (180,558)      (180,558)
                                                                  -----------    -----------
                                                                    8,132,484      8,417,457
Less:  Current Maturities-- Loans Receivable ..................    (1,140,416)    (1,178,444)
                                                                  -----------    -----------
          Total Loans Receivable-- Net of Current Maturities ..     6,992,068      7,239,013
                                                                  -----------    -----------
Assets Acquired in Liquidation of Portfolio Securities (Note 4)        13,344           --
                                                                  -----------    -----------
CURRENT ASSETS
Cash (Note 15) ................................................       745,359        415,102
Accrued Interest (Notes 2 and 3) ..............................        71,497         92,946
Current Maturities - Loans Receivable .........................     1,140,416      1,178,444
Prepaid Expenses and Other Assets .............................       236,088        287,351
                                                                  -----------    -----------
          Total Current Assets ................................     2,193,360      1,973,843
                                                                  -----------    -----------
Fixed Assets - Net of Accumulated Depreciation
  of $16,369 and $10,852 respectively (Note 2) ................         3,614         25,903
                                                                  -----------    -----------
          Total Assets ........................................   $ 9,202,386    $ 9,238,759
                                                                  ===========    ===========


                      LIABILITIES AND STOCKHOLDERS' EQUITY
LONG TERM DEBT:
Debentures Payable to SBA (Note 6) ............................   $ 4,340,000    $ 4,380,000
4% Cumulative, 15 Year Redeemable Preferred Stock (Note 7) ....     1,410,000      1,410,000
                                                                  -----------    -----------
        Total Long Term Debt ..................................     5,750,000      5,790,000
                                                                  -----------    -----------
CURRENT LIABILITIES:
Loans Payable - Line of Credit (Note 5) .......................         5,000           --
Accrued Interest ..............................................       128,330        121,603
Other Current Liabilities .....................................        37,512         34,493
Dividends Payable (Note 9) ....................................       112,802        122,202
                                                                  -----------    -----------
        Total Current Liabilities .............................       283,644        278,298
                                                                  -----------    -----------
        Total Liabilities .....................................     6,033,644      6,068,298
                                                                  -----------    -----------
Commitments and Contingencies (Notes 14 and 16) ...............          --             --


STOCKHOLDERS' EQUITY:
4%Cumulative, 15 Year Redeemable Preferred Stock-- $1 Par
  Value; 10,000,000 Shares Authorized, 650,000 and 1,410,000
  Shares Issued and Outstanding, respectively (See Long
  Term Debt ) (Note 7) ........................................          --             --
3% Cumulative Preferred Stock - $1 Par Value: No Shares Issued
  and Outstanding (Notes 7 and 12) ............................          --             --
Common Stock - $.01 Par Value: 3,000,000 Shares Authorized,
  1,096,688 Shares Issued and Outstanding (Note 12) ...........        10,967         10,967
Additional Paid in Capital (Note 8) ...........................     2,571,117      2,762,116
Retained Earnings .............................................        13,660         15,379
Restricted Capital-- Realized Gain on Redemption (Note 8) .....       572,998        381,999
                                                                  -----------    -----------
        Total Stockholders' Equity ............................     3,168,742      3,170,461
                                                                  -----------    -----------
        Total Liabilities and Stockholders' Equity ............   $ 9,202,386    $ 9,238,759
                                                                  ===========    ===========
Net Assets Per Share ..........................................   $      2.88    $      2.88
                                                                  ===========    ===========


                      See Notes to the Financial Statements

                        FRESHSTART VENTURE CAPITAL CORP.
                            STATEMENTS OF OPERATIONS


                                                                                                Years Ended May 31,
                                                                              ------------------------------------------------------
                                                                                 1994                  1995                  1996
                                                                              ----------            ----------            ----------
REVENUE:
Interest Earned on Outstanding Receivables .......................            $1,033,638            $  996,534            $1,027,815
Interest Income - Idle Funds .....................................                 9,433                 8,750                 6,129
                                                                              ----------            ----------            ----------
        Total Revenue (Note 2) ...................................             1,043,071             1,005,284             1,033,944
                                                                              ----------            ----------            ----------
EXPENSES:
Interest (Note 6) ................................................               315,213               322,806               307,764
Professional Fees ................................................                62,629                45,415                50,776
Officers' Salaries (Notes 11 and 13) .............................               145,146               145,146               145,146
Other Salaries (Note 11) .........................................                35,586                35,472                23,126
Other Operating Expenses .........................................                90,958                89,353                90,450
Pension Expense (Notes 10 and 11) ................................                18,073                17,942                16,180
Depreciation and Amortization (Note 2) ...........................                 5,605                 5,999                 9,710
                                                                              ----------            ----------            ----------
        Total Expenses ...........................................               673,210               662,133               643,152
                                                                              ----------            ----------            ----------
Net Investment Income ............................................               369,861               343,151               390,792
Unrealized Depreciation in Value of
  Investments (Notes 2 and 3) ....................................                78,161                 2,399                35,000
                                                                              ----------            ----------            ----------
                                                                                 291,700               340,752               355,792
PROVISION FOR TAXES:
Current Income Taxes (Note 2) ....................................                   985                 1,836                 1,567
                                                                              ----------            ----------            ----------
  Net Income .....................................................            $  290,715            $  338,916            $  354,225
                                                                              ==========            ==========            ==========

Earnings Per Share of Common Stock (Note 2) ......................            $      .24            $      .27            $      .27
                                                                              ==========            ==========            ==========
Dividends Paid Per Share of Common Stock .........................            $      .24            $      .27            $      .27
                                                                              ==========            ==========            ==========
Weighted Average Shares of Common
  Stock Outstanding ..............................................             1,096,688             1,096,688             1,096,688
                                                                              ==========            ==========            ==========







                      See Notes to the Financial Statements

                        FRESHSTART VENTURE CAPITAL CORP.
                       STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                              Years Ended May 31,
                                                                            -------------------------------------------------------
                                                                                1994                  1995                  1996
                                                                            -----------           -----------           -----------
4% Cumulative, 15 Year Redeemable
  Preferred Stock - $1 Par Value:
  10,000,000 Shares Authorized, 650,000
  and 1,410,000 Shares Issued and
  Outstanding (See Long Term Debt)
  (Note 7) .......................................................          $      --             $      --             $      --
                                                                            -----------           -----------           -----------

Common Stock - $.01 Par Value: 3,000,000
  Shares Authorized, 1,096,688 Shares Issued
  and Outstanding ................................................               10,967                10,967                10,967
                                                                            -----------           -----------           -----------
Additional Paid in Capital --
    Beginning of Period ..........................................            2,189,118             2,380,117             2,571,117
Amortization of Restricted Capital (Note 8) ......................              190,999               191,000               190,999
                                                                            -----------           -----------           -----------
Additional Paid in Capital --
    End of Period ................................................            2,380,117             2,571,117             2,762,116
                                                                            -----------           -----------           -----------

Retained Earnings
Balance, Beginning of Period .....................................               14,435                15,944                13,660
Net Income .......................................................              290,715               338,916               354,225
Dividends Paid and Accrued .......................................             (289,206)             (341,200)             (352,506)
                                                                            -----------           -----------           -----------
    Balance, End of Period .......................................               15,944                13,660                15,379
                                                                            -----------           -----------           -----------
Restricted Capital
Gain on Redemption of 3% Preferred
  Stock (See Note 8) .............................................              954,997               763,998               572,998
Amortization of Gain .............................................             (190,999)             (191,000)             (190,999)
                                                                            -----------           -----------           -----------
    Balance, End of Period (Note 8) ..............................              763,998               572,998               381,999
                                                                            -----------           -----------           -----------
    Total Stockholders' Equity ...................................          $ 3,171,026           $ 3,168,742           $ 3,170,461
                                                                            ===========           ===========           ===========



                      See Notes to the Financial Statements

                        FRESHSTART VENTURE CAPITAL CORP.
                            STATEMENTS OF CASH FLOWS


                                                                                                 Years Ended May 31,
                                                                              -----------------------------------------------------
                                                                                  1994                 1995                 1996
                                                                              -----------          -----------          -----------
CASH FLOWS PROVIDED (USED) BY
  OPERATING ACTIVITIES:
Net Income ..........................................................         $   290,715          $   338,916          $   354,225
Depreciation and Amortization Expense ...............................               5,605                5,999                9,710
Provision for Losses on Loans Receivable ............................              78,161                2,399               35,000
Decrease (Increase) in Accrued Interest .............................              31,540               15,015              (21,449)
Decrease (Increase) in Other Assets .................................              (8,346)            (195,878)             (57,326)
Increase (Decrease) in Accrued Liabilities ..........................            (201,386)             (20,113)                (346)
Dividends Paid and Accrued ..........................................            (289,206)            (341,200)            (352,506)
                                                                              -----------          -----------          -----------
Net Cash Provided (Used) By Operating Activities ....................             (92,917)            (194,862)             (32,692)
                                                                              -----------          -----------          -----------
CASH FLOWS PROVIDED (USED) BY
  INVESTING ACTIVITIES:
Increase in Loans Receivable ........................................          (3,179,900)          (3,626,250)          (4,594,750)
Repayment of Loans Receivable .......................................           3,497,946            3,259,799            2,115,540
Increase in Loan Participations .....................................              66,000              125,000            2,227,000
Repayment of Loan Participations ....................................            (180,689)            (164,434)             (67,763)
Increase in Fixed Assets ............................................              (1,475)              (2,578)             (25,936)
Decrease (Increase) in Assets Acquired in Liquidation ...............            (167,510)             148,287               13,344
                                                                              -----------          -----------          -----------
Net Cash Provided (Used) By Investing Activities ....................              34,372             (260,176)            (332,565)
                                                                              -----------          -----------          -----------
CASH FLOWS (USED) PROVIDED BY
  FINANCING ACTIVITIES:
(Decrease) in Line of Credit ........................................            (300,000)             (29,488)              (5,000)
(Decrease) in Restricted Capital ....................................            (190,999)            (191,000)            (190,999)
Increase in Debenture Payable to SBA (Net) ..........................                --                   --                 40,000
Sale of 4% Preferred Stock ..........................................                --                760,000                 --
Increase in Additional Paid in Capital ..............................             190,999              191,000             (190,999)
                                                                              -----------          -----------          -----------
Net Cash (Used) Provided by Financing Activities ....................            (300,000)             730,512               35,000
                                                                              -----------          -----------          -----------
Net (Decrease) Increase in Cash .....................................            (358,545)             275,474             (330,257)
Cash Balance - Beginning of Period ..................................             828,430              469,885              745,359
                                                                              -----------          -----------          -----------
Cash Balance - End of Period ........................................         $   469,885          $   745,359          $   415,102
                                                                              ===========          ===========          ===========
SUPPLEMENTAL DISCLOSURES OF CASH
  FLOW INFORMATION:
  CASH PAID DURING THE PERIOD FOR:
    Interest ........................................................         $   308,488          $   312,142          $   314,491
                                                                              -----------          -----------          -----------
    Taxes ...........................................................         $       985          $     1,836          $     1,567
                                                                              -----------          -----------          -----------





                      See Notes to the Financial Statements

                        FRESHSTART VENTURE CAPITAL CORP.
                       NOTES TO THE FINANCIAL STATEMENTS
                             MAY 31, 1996 AND 1995


NOTE 1        ORGANIZATION

              Freshstart Venture Capital Corp., a New York Corporation (the "Company"), was formed on March 4, 1982 for the purpose of operating as a specialized small business investment company ("SSBIC"), licensed under the Small Business Investment Act of 1958 and regulated and financed in part by the U.S. Small Business Administration ("SBA"). The Company has also registered as an investment company under the Investment Company Act of 1940. The Company's business is to provide financing to persons who qualify under SBA regulations as socially or economically disadvantaged and to entities which are at least fifty (50%) percent owned by such individuals.


NOTE 2        SIGNIFICANT ACCOUNTING POLICIES

              The following is a summary of significant accounting policies applied by the Company in the preparation of its financial statements. The Company maintains its accounts and prepares its financial statements on the accrual basis of accounting in conformity with generally accepted accounting principles for investment companies.

              Valuation of Loans and Investments

              The Board of Directors has valued the investment portfolio based upon the cost of such investments, less a provision for loan losses. However, because of the inherent uncertainty of the valuation, the estimated values might otherwise be significantly higher or lower than values that would exist in a ready market for such loans, which market has not in the past and does not now exist. The provision for loan losses represents a good faith determination by the Board of Directors maintained at a level that, in its judgment, is adequate to absorb losses. The balance in the reserve account is adjusted periodically by the Board of Directors on the basis of the fair value of the collateral held and past loss experience. Approximately seventy four (74%) percent of the Company's loan portfolio consists of loans made for the financing of taxi cab medallions and related assets. The remaining portion of the loans are made to various small commercial enterprises. Substantially all loans are collateralized by either NYC taxi medallions or real estate and the personal guarantees of the individual owners.

              Depreciation and Amortization

              Depreciation and amortization of furniture, fixtures and leasehold improvements is computed on the straight line method at rates adequate to allocate the costs of applicable assets over their expected useful lives.

              Recognition of Interest Income

              It is the Company's policy to record interest on loans and debt securities only to the extent that management and the Board of Directors anticipate such amounts may be collected. Interest on doubtful accounts and accounts which are 180 days past due is not recorded until actually received.

              Income Taxes

              The Company has elected to be taxed as a regulated investment company under the Internal Revenue Code. A regulated investment company can generally avoid taxation at the corporate level to the extent that ninety (90%) percent of its income is distributed to its stockholders. Therefore, no provision for federal income taxes has been made. The financial statements include provisions for New York State and local minimum taxes.

              Earnings Per Share

              Earnings per share are based on a weighted average number of shares outstanding during the period, less accrued dividends on cumulative preferred stock.

                        FRESHSTART VENTURE CAPITAL CORP.
                       NOTES TO THE FINANCIAL STATEMENTS
                             MAY 31, 1996 AND 1995


NOTE 2        SIGNIFICANT ACCOUNTING POLICIES (Continued)

              Assets Acquired in Liquidation of Portfolio Securities.

              Assets acquired in liquidation of portfolio securities are carried at estimated net realizable value. Expenses incurred at the time of foreclosure are charged against the assets and adjusted to the estimated net realizable value. Subsequent reductions in estimated net realizable value are recorded as losses.

              Recently Issued Accounting Standards.

              Statement of Financial Accounting Standard No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114") was issued in May 1993 and is effective for fiscal years beginning after December 15, 1994. SFAS 114 generally requires all creditors to account for impaired loans, except those loans that are accounted for at fair value or at the lower of cost or fair value, at the present value of expected future cash flows discounted at the loans' effective interest rate. Creditors may account for impaired loans at the fair value of the collateral or at the observable market price of the loan if one exists. Due to the nature of the Company's loan portfolio, SFAS 114 is not expected to have a material effect on the Company's financial condition or results of operations.

              Other

              Certain information from the prior years has been reclassified to conform its presentation to the current financial statements.


NOTE 3        LOANS RECEIVABLE

              The Company's loan portfolio includes participations with other lenders as presented in the following schedule. The following is a breakdown of the outstanding loans receivable:


                                                                                   May 31,
                                                                       ------------------------------
                                                                        1995                 1996
                                                                       ---------           ----------
              Outstanding Loans................................       $8,649,412          $11,093,622
              Loan Participations..............................         (336,370)          (2,495,607)
                                                                       ---------           ----------
              Net Loans Outstanding............................       $8,313,042          $ 8,598,015
                                                                       =========           ==========



              Loans on non-accrual status as of May 31, 1995 and 1996 were approximately $986,388 and $1,122,768, respectively. Additionally, the total amount of interest income not accrued was $417,018, $398,343 and $500,649 during the years ended May 31, 1994, 1995 and 1996.


              Reconciliation of Loan Loss Reserve

              A reconciliation of loan loss reserve is as follows:




                                                                      Year Ended May 31,
                                                        ---------------------------------------------
                                                         1994                1995              1996
                                                        --------            --------         --------
              Balance, Beginning..................     $ 180,000           $ 178,159        $ 180,558
              Provision for Loan Losses...........        78,161               2,399           35,000
              Charge-Offs.........................       (80,002)                --           (35,000)
                                                        --------            --------         --------
              Balance, Ending.....................     $ 178,159           $ 180,558        $ 180,558
                                                        ========            ========         ========

                        FRESHSTART VENTURE CAPITAL CORP.
                       NOTES TO THE FINANCIAL STATEMENTS
                             MAY 31, 1996 AND 1995


NOTE 4        ASSETS ACQUIRED IN LIQUIDATION OF PORTFOLIO SECURITIES


              The Company foreclosed on two loans during the fiscal years ended May 31, 1993 and 1994. Both loans were collateralized by real estate. The Company's cost of the loans plus costs to obtain title to such properties is included in the carrying value of the assets acquired in liquidation. The Company wrote off the balance remaining of $13,344 against its earnings for the fiscal year ended May 31, 1996.



NOTE 5        LOANS PAYABLE -- LINE OF CREDIT


              Effective October 23, 1992, the Company established a $1,500,000 line of credit with Extebank. On January 15, 1995, the Company entered into a new agreement with Extebank providing for a $1,100,000 discretionary line of credit without any officer guarantees, expiring December 15, 1995. All advances bear interest at .5% above the prime rate. Pursuant to the terms of the line of credit, the Company is required to comply with certain terms, covenants and conditions. The Company pledged its loans receivable as collateral for the above line of credit and is required to maintain a minimum of $100,000 non-interest bearing collected balance with Extebank during the term of the line of credit. The balance outstanding as of May 31, 1995 was $5,000. The Company did not renew the line of credit at its expiration on December 15, 1995.



NOTE 6        LONG TERM DEBT

              The long term debt to the SBA consisted of the following subordinated debentures as of May 31, 1996 with interest payable semi-annually:


                                                             Interest Rate Period
                                                               -----------------
                   Maturity Date                              First        Second            Face Amount
                    ----------                              ------        ------              ---------
              June 1, 2005.............................     6.690%        6.690%             $  520,000
              December 1, 2005.........................     6.540%        6.540%                520,000
              May 14, 1996.............................     4.375%        7.375%                120,000
              May 14, 1996.............................     4.375%        7.375%                120,000
              February 6, 1997.........................     4.125%        7.125%                 75,000
              February 6, 1997.........................     4.125%        7.125%                 75,000
              September 17, 1997.......................     5.625%        8.625%                 75,000
              September 17, 1997.......................     5.625%        8.625%                 75,000
              September 22, 1999.......................     5.000%        8.000%                750,000
              June 9, 1999.............................     6.000%        9.000%                750,000
              December 1, 2002.........................     4.510%        7.510%              1,300,000
                                                                                              ---------
                                                                                             $4,380,000
                                                                                              =========



              During the fiscal period ended May 31, 1996, the Company paid off $1,000,000 in subsidized debentures through the sale of two $520,000 unsubsidized subordinated debentures, due June 1, 2005 and December 1, 2005 with interest at 6.69% and 6.54%, respectively.

              Under the terms of the subordinated debentures, the Company may not repurchase or retire any of its capital stock or make any distributions to its stockholders other than dividends out of retained earnings without the prior written approval of the SBA.

                        FRESHSTART VENTURE CAPITAL CORP.
                       NOTES TO THE FINANCIAL STATEMENTS
                             MAY 31, 1996 AND 1995


NOTE 7        PREFERRED STOCK


              As of May 31, 1992, the Company was authorized to issue 4,000,000 shares of $1 par value, 3% cumulative preferred stock. Dividends are not required to be paid to the SBA on an annual or other periodic basis, so long as cumulative dividends are paid to the
              SBA before any other distributions are made to investors. Effective November 21, 1989, Congress passed legislation which required all preferred stock sold subsequent to the effective date to pay a four percent cumulative dividend and to provide for a mandatory fifteen year redemption. Subsequently, the Company amended its certificate of incorporation creating a Class A Preferred Stock, $1 par value, which consisted of the 1,520,000 outstanding shares of preferred stock and to change the existing 2,480,000 authorized but unissued shares of preferred stock into a new Class B Preferred Stock, $1 par value, which will carry a four percent cumulative dividend rate and a mandatory fifteen year redemption.

              All preferred shares are restricted solely for issuance to the SBA. Effective November, 1994, the Company amended its certificate of incorporation authorizing an additional 1,000,000 shares of four percent preferred stock and reclassifying all 1,520,000 authorized and unissued shares of three percent preferred stock as 4 percent preferred stock. The effect of the amendment authorized 5,000,000 shares of 4 percent cumulative preferred stock. Effective October 13, 1994, the Company sold 760,000 shares, respectively, of its $1 par value 4 percent cumulative, 15 year redeemable preferred stock to the SBA for $760,000.



NOTE 8        RESTRICTED CAPITAL -- UNREALIZED GAIN ON REDEMPTION

              Repurchase of 3% Preferred Stock

              The Company and the SBA entered into a repurchase agreement dated May 10, 1993. Pursuant to the agreement, the Company repurchased all 1,520,000 shares of its $1 par value, 3 percent cumulative preferred stock from the SBA for a purchase price of $.36225670 per share, or an aggregate of $550,630. The repurchase price was at a substantial discount to the original sale price of the 3 percent preferred stock which was sold to the SBA at par value or $1.00 per share.

              As a condition precedent to the repurchase, the Company granted the SBA a liquidating interest in a newly created restricted capital surplus account. The surplus account is equal to the amount of the repurchase, less $14,373 of expenses incurred in connection with the repurchase, and is being amortized over a sixty (60) month period on a straight-line basis. Should the Company be in default under the repurchase agreement at any time, the liquidating interest will become fixed at the level immediately preceding the event of default and will not decline further until such time as the default has been cured or waived. The liquidating interest will expire on the later of (i) sixty
              (60) months from the date of the repurchase agreement, or (ii) if any event of default has occurred and such default has been cured or waived, such later date on which the liquidating interest is fully amortized.

              Should the Company voluntarily or involuntarily liquidate prior to the amortization of the liquidating interest, any assets which are available, after the payment of all debts of the Company, shall be distributed first to the SBA until the amount of the then remaining liquidating interest has been distributed to the SBA. Such payment, if any, would be prior in right to any payments made to the Company's shareholders.


NOTE 9        DIVIDENDS

              Dividends paid to the SBA for each of the fiscal years ended May 31, 1996 and 1995 were $56,400 and $45,092, respectively. Total dividends paid to common stockholders for the fiscal years ended May 31, 1996, 1995 and 1994 were $296,106, $296,108 and $263,206 respectively. The Company is contingently liable to the SBA for $23,500 in preferred dividends due for the five months ended

                        FRESHSTART VENTURE CAPITAL CORP.
                       NOTES TO THE FINANCIAL STATEMENTS
                             MAY 31, 1996 AND 1995



              May 31, 1996. Effective May 31, 1996, and for the five month period then ended, the Board of Directors declared a three percent dividend to holders of common stock totaling $98,702. This dividend will be paid in August, 1996.


NOTE 10       MONEY PURCHASE PLAN

              Effective for the fiscal year ending May 31, 1989 the Company initiated a defined contribution pension plan. The eligibility requirements for participation in the plan are a minimum age of 21 years old and 24 months of continuous employment with the Company. Contributions are currently limited to ten percent of each participant's compensation. Total contributions made for the fiscal years ended May 31, 1996, 1995 and 1994 were $16,180, $17,942 and $18,073 respectively. All contributions to the plan have been funded on a current basis.


NOTE 11       MANAGEMENT FEES

              The SBA approved the Company's total compensation of $225,000. Compensation is inclusive of officers' and staff salaries and pension contributions.


NOTE 12       STOCKHOLDERS' EQUITY -- PRIVATE PLACEMENT

              Effective April 21, 1992, pursuant to a private placement, the Company sold 56,304 shares of common stock at a price of $12 per share to accredited investors. Total capital raised was $675,648 less private placement costs of $16,274, including $9,660 paid during the six months ended November 30, 1992. Substantially all of the proceeds were used to repurchase the 1,520,000 shares of its $1 par value, 3% Preferred Stock held by the SBA and to make additional investments. The net proceeds received also enabled the Company to obtain additional leverage from the SBA in the form of preferred stock and debentures.

              Pursuant to SBA regulations, all SSBIC's issuing debentures subsequent to April 25, 1994 were required to amend their certificates of incorporation to indicate that they have consented, in advance, to the SBA's right to require the removal of officers or directors and to the appointment of the SBA or its designee to take such action in the event of the occurrence of certain events of default. Effective November, 1994, the Company amended its certificate of incorporation in accordance with the relevant provisions of the SBA regulations.


              On January 12, 1996, the Company filed an amendment to its certificate of incorporation which increased the number of authorized shares to 13,000,000 shares of capital stock consisting of 10,000,000 shares of $1 par value, 4 percent cumulative, 15 year redeemable preferred stock and 3,000,000 shares of $.01 par value, common shares. The financial statements are presented after giving effect to these changes. The amended certificate of incorporation will also provide for a 2 for 1 stock split with respect to the Company's shares of common stock, $.01 par value per share, for two shares of common stock for $.01 par value per share. The effect of the amendment will be to increase the 274,172 issued and outstanding shares of common stock to 548,344 shares.

              The Board of Directors has approved a two for one stock split with respect to the Company's shares of Common Stock which shall be effective immediately prior to the effective date of this registration statement. The effect of the stock split will be to increase the 548,344 issued and outstanding shares of common stock to 1,098,688 shares.

                        FRESHSTART VENTURE CAPITAL CORP.
                       NOTES TO THE FINANCIAL STATEMENTS
                             MAY 31, 1996 AND 1995


NOTE 12       STOCKHOLDERS' EQUITY -- PRIVATE PLACEMENT (Continued)


              The Stockholders' Equity section of the financial statements is presented after giving effect to an amendment to the certificate of incorporation which was filed in January, 1996, and the October 1996 two for one stock split.



NOTE 13       RELATED PARTY TRANSACTION

              The Company currently leases office space from a real estate partnership, whose partners consist of certain officers and directors of the Company, for $1,500 per month plus certain extraordinary operating expenses. The lease expires in November, 1997 with a minimum annual rental of $18,000. Total rental expense under this lease was $18,000, $18,000 and $26,700 for the years ended May 31, 1996, 1995 and 1994 respectively.

              Certain officers and directors of the Company are also shareholders of the Company. Officers' salaries are set by the Board of Directors and are also subject to maximum compensation set by the SBA. For each of the fiscal years ended May 31, 1996, 1995 and 1994, $159,661 in officers' salaries, including pension contributions, were paid.


NOTE 14       SIGNIFICANT CONCENTRATION OF CREDIT RISK

              Approximately seventy four (74%) percent of the Company's loan portfolio consists of loans made for the financing and purchase of New York City taxicab medallions and related assets.


NOTE 15       FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISKS

              The Company maintained approximately $267,468 in one bank in excess of amounts that would be insured by the Federal Depository Insurance Corporation.


NOTE 16       SUBSEQUENT EVENTS

              The Company intends to file a registration statement with the Securities and Exchange Commission to sell up to 1,000,000 shares of common stock , at a public offering price of $5.00 per common share, for an aggregate offering price of $5,000,000.

              Effective June, 1996, the Company foreclosed on one of its loans. The total value of the loan including past due interest is $182,864. The loan is collateralized by real estate. The Company anticipates to recover the entire balance outstanding including past due interest.


              Effective June 26, 1996 the Company refinanced two $120,000 debentures due May 14, 1996 with a $250,000 unsubsidized debenture, with a fixed rate of 7.71%. Such unsubsidized debenture matures June 1, 2006.



NOTE 17       COMMITMENTS AND CONTINGENCIES

              Minimum future lease obligations on the Company's long term non-cancelable operating lease will total $27,000 over the remaining eighteen (18) months of the lease term ending November, 1997.

              During the fiscal year ended May 31, 1996, Scott Printing filed a lawsuit against the Company. Scott Printing is seeking an approximate amount of $50,000 for printing work performed during the Company's proposed public offering. The Company is contesting the amount claimed and intends to vigorously defend the action. As such, no amounts have been presented in the financial statements.

                        FRESHSTART VENTURE CAPITAL CORP.
                             SUPPLEMENTAL SCHEDULES
                                  MAY 31, 1996


                         SCHEDULE I -- LOANS RECEIVABLE

                                                 Number                                               Balance
                                                   of                               Maturity        Outstanding
Type of Loan                                      Loans      Interest Rate           Date          May 31, 1996
------------                                     ------      ------------           --------       -------------

NYC Taxi Medallions.........................        142      10.75%-15.00%          1-7 yrs.          $6,352,777
Services....................................          1      14.50%-15.00%          1-7 yrs.              94,717
Auto Repair Service.........................          8      10.00%-15.00%          1-4 yrs.             687,565
Auto Dealership.............................          1      12.00%                 1 yr.                 69,830
Renovation and Construction.................          1      10.50%                 5 yrs.               134,852
Retail Establishments.......................          3      11.25%-12.50%          1-4 yrs.             306,557
Restaurants.................................          3      9.00%-15.00%           1-9 yrs.             214,669
Gasoline Service Stations...................          3      9.375%-10.00%          1 yr.                286,616
Manufacturing...............................          1      15.00                  1 yr.                151,572
Laundromats and Dry Cleaners................          5      12.00%-15.00%          1-4 yrs.             158,630
Medical Offices.............................          2      11.63%-15.00%          1-3 yrs.             118,052
Video Rentals...............................          1      14.00%                 6 yrs.                22,178
                                                    ---                                                ---------
TOTAL LOANS.................................        171                                               $8,598,015
                                                    ===                                                =========


     Substantially all of the above loans are collateralized by either New York City taxi medallions or real estate holdings.


                      SCHEDULE VII -- SHORT TERM BORROWINGS

   Short term borrowing activities for the periods presented were as follows:

                                                              Weighted
                                              Balance          Average        Maximum Amount      Average Amount
           Category of                        End of          Interest          Outstanding         Outstanding
           Borrowing                          Period            Rate           During Period     During Period (1)
           -----------                        -------         --------        --------------     --------------
May 31, 1994.............................     $34,488          7.63%              $634,489           $280,322
May 31, 1995.............................     $ 5,000          9.45%              $ 34,489           $ 17,361
May 31, 1996.............................        $--           9.29%               $ 5,000            $ 2,500


----------
(1)  Computed based on weighted average of amount outstanding during the period.
(2)  The Company did not renew its Line of Credit.

                        FRESHSTART VENTURE CAPITAL CORP.
                            SUPPLEMENTARY INFORMATION
                       SELECTED PER SHARE DATA AND RATIOS
                            FOR THE FIVE YEARS ENDED
                    MAY 31, 1992, 1993, 1994, 1995, AND 1996




                                                                        For the Years Ended May 31,
                                       -----------------------------------------------------------------------------------------
                                           1992              1993                1994                1995              1996
                                       -----------       -------------       -------------       -------------     -------------

Per Share Data
Investment Income ..................   $      1.28       $        1.00       $         .95       $         .92     $         .94
Investment Expenses ................          (.91)               (.60)               (.62)               (.61)             (.58)
                                       -----------       -------------       -------------       -------------     -------------
Net Investment Income ..............           .37                 .40                 .33                 .31              (.36)
Net Realized and Unrealized
  Gains and Losses on
  Securities .......................          (.15)               (.08)               (.07)               --                (.03)
Private Placement Costs ............          --                  (.01)               --                  --                --
Gain on Preferred Stock
  Buy Back .........................          --                   .30                --                  --                --
Dividends-- Common Stock ...........          (.17)               (.30)               (.24)               (.27)             (.27)
Dividends-- Preferred Stock ........          (.03)               (.02)               (.02)               (.04)             (.06)
Sale of Common Stock ...............           .62                --                  --                  --                --
                                       -----------       -------------       -------------       -------------     -------------
Net Increase/Decrease
  in Net Asset Value ...............           .64                 .29                --                  --                --
Net Asset Value-- Beginning
  of Period ........................          1.95                2.59                2.88                2.88     $        2.88
                                       -----------       -------------       -------------       -------------     -------------
Net Asset Value -- End of
  Year .............................   $      2.59(1)    $        2.88(1)    $        2.88(1)    $        2.88     $        2.88(1)
                                       ===========       =============       =============       =============     =============
Net Asset Value -- End of
  Year Excluding Retained
  Earnings (2) .....................   $      2.58(1)    $        2.88(1)    $        2.88(1)    $        2.88     $        2.88(1)
                                       ===========       =============       =============       =============     =============
Ratios
Ratio of Expenses to
  Average Net Assets ...............          24.2%               23.4%               23.7%               21.0%             21.4%
                                       ===========       =============       =============       =============     =============
Ratio of Net Income to
  Average Net Assets ...............           5.1%               11.3%                9.2%               10.7%             11.2%
                                       ===========       =============       =============       =============     =============
Weighted Average of Common
  Shares Outstanding ...............       857,732           1,096,688           1,096,688           1,096,688         1,096,688
                                       ===========       =============       =============       =============     =============



----------


(1) The net asset value includes the unamortized portion of the realized gain from the repurchase of three (3%) percent stock and the undistributed retained earnings at the end of the period. The unamortized balance remaining in the preferred restricted capital account is $381,999.


(2)  Excluded undistributed retained earnings at the end of the period.

================================================================================

     No dealer, salesperson or other person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offer made by this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company at any time subsequent to the date hereof. However, if any material change occurs while this Prospectus is required by law to be delivered, this Prospectus will be amended or supplemented accordingly. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer to sell or a solicitation is not authorized, or in which the person making such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.


                                   ----------
                                TABLE OF CONTENTS
                                                              Page
                                                              ---
               Prospectus Summary .........................    3
               Risk Factors ...............................    7
               Use of Proceeds ............................   12
               Capitalization .............................   13
               Dividend Policy ............................   14
               Dilution ...................................   15
               Business ...................................   16
               Management .................................   24
               Conflict of Interests ......................   26
               Certain Transactions .......................   27
               Security Ownership of Principal Stockholders
                 and Management ...........................   28
               Investment Policies ........................   29
               Federal Regulation .........................   30
               Tax Considerations .........................   34
               Description of Capital Stock and
                 Long-Term Debt ...........................   37
               Underwriting ...............................   39
               Legal Matters ..............................   40
               Experts ....................................   40
               Custodian ..................................   40
               Additional Information .....................   40
               Table of Contents ..........................   F-1


     Until 25 days after the Closing, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================




================================================================================




                                   Freshstart
                              Venture Capital Corp.


                                1,000,000 Shares
                                  Common Stock



                                ________________

                                   PROSPECTUS

                                ________________


                             Suppes Securities, Inc.
                             S. D. Cohn & Co., Inc.
                                Marlowe & Company


                                 October , 1996





================================================================================

                                     PART II



Item 29.  Marketing Arrangements.

     Incorporated by reference to the inside cover page of the Prospectus and to the text of the Prospectus under the caption "PLAN OF DISTRIBUTION".


Item 30.  Other Expenses of Issuance and Distribution.

     The estimated  expenses in connection with the issuance and distribution of
the  securities  being  registered,   other  than  underwriting   discounts  and
commissions, are as follows:

            SEC Registration Fee................................    $  4,191.38
            Legal fees and expenses.............................     300,000.00
            Accounting fees and expenses........................      65,000.00
            Blue Sky fees and expenses..........................      54,000.00
            Transfer Agent's fees...............................       7,500.00
            Printing expenses...................................      75,000.00
            Miscellaneous.......................................      13,308.62
                                                                    -----------
            Total...............................................    $519,000.00
                                                                    ===========


Item  31.   Relationship  with  Registrant  of  Experts  Named  in  Registration
            Statement.

     None.


Item 32.  Recent Sales of Unregistered Securities.

     In May 1992, the Company sold 56,304 shares of its Common Stock at $12 per share, an aggregate of $675,648 in a private placement pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Such sales were made to "accredited investors" as that term is defined under Rule 501(a) of Regulation D. Offers and sales were made by the officers and directors of the Company. No commissions were paid in connection with the sales.


     In July 1992, the Company sold 650,000 shares of its 4% Preferred Stock, $1 par value, to the SBA for an aggregate of $650,000 pursuant to Section 4(2) of the Securities Act.

     In December 1992, the Company sold $1,300,000 of subordinated debentures which were guaranteed by the SBA and sold through the SBIC Funding Corp. pursuant to Section 4(2) of the Securities Act.

     In October 1994, the Company sold 760,000 shares of its 4% Preferred Stock, $1 par value, to the SBA for an aggregate of $760,000 pursuant to Section 4(2) of the Securities Act.


     In June 1995, the Company refinanced a debenture due June 20, 1995 in the principal amount of $500,000 with a debenture due June 1, 2005 in the principal amount of $520,000.

     In December 1995, the Company refinanced a debenture due December 15, 1995 in the principal amount of $500,000 with a debenture due December 1, 2005 in the principal amount of $520,000.


Item 33.  Treatment of Proceeds from Stock Being Registered.

     Not applicable.


Item 34.  Undertaking.

     Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

Item 35.  Financial Statements and Exhibits.

   (a) Financial Statements.

     Reference is made to "FINANCIAL STATEMENTS" included in Part II of the Registration Statement.


   (b) Exhibits.


      Exhibits                                                                                                          Page
      --------                                                                                                          ----
       (1.1)*     --Certificate of Incorporation of Registrant, as amended through November 24, 1987 (Exhibit 1 to
                    Amendment No. 2 to Registrant's Registration Statement on Form N-5 filed January 5, 1988 (File
                    No. 33-15890) are incorporated by reference herein.

       (1.2)*     --Amendments to the Certificate of Incorporation of Registrant from November 25, 1987 through May
                    11, 1993 (Exhibit 1.2 to Registrant's Registration Statement on Form N-5 filed November 18,
                    1994 (File No. 33-86518)) are incorporated by reference herein.



       (1.3)*     --Amendment to Certificate of Incorporation of Registrant filed November 17, 1994.


       (1.4)*     --Form of Amendment to Certificate of Incorporation of Registrant.

       (2.1)*     --By-laws of Registrant, as amended.

       (3.1)*     --Specimen of share of Common Stock, $.01 par value, of Registrant.

       (4)        --None.

       (5)        --None.

       (6)        --None.

       (7.1)*     --Defined  Contribution  Plan  of  Registrant  (Exhibit  7.1  to  Registrant's   Registration
                    Statement on Form N-5 filed  November 18, 1994 (File No.  33-86518))  is  incorporated  by reference herein.

       (8.1)*     --Copy of  Registrant's  license from the Small Business  Administration  (Exhibit  4.(a). to the  Registrant's  Registration  Statement  on Form N-5  filed  July 17,  1987  (File  No.
                    33-15890)) is incorporated by reference herein.

       (9.1)*     --Letter  of Intent  dated as of  December  1, 1992 by and  between  Registrant  and the U.S.
                    Small  Business  Administration  (Exhibit 9.1 to  Registrant's  Registration  Statement on
                    Form N-5 filed  November  18,  1994 (File No.  33-86518))  is  incorporated  by  reference herein.

       (9.2)*     --Loan Agreement dated January 15, 1995 between Registrant and Extebank.

       (9.3)*     --Form of  Employment  Agreement  to be  entered  into  between  the  Registrant  and  Zindel
                    Zelmanovitch.

       (9.4)*     --Form of Employment Agreement to be entered into between the Registrant and Neil Greenbaum.

       (9.5)*     --Lease  dated  October  1,  1994  by  and  between  Registrant  and  313  West  53rd  Street
                    Association.


      (10.1)      --Form of Underwriting Agreement relating to the offering of shares.


      (11.1)*     --Opinion  of  Stursberg  & Veith  as to the  legality  of the  securities  being  registered hereunder and the issuance thereof.

      (12.1)      --Consent of Michael C. Finkelstein, Certified Public Accountants.

      (13.1)*     --Code of Ethics of  Registrant  (Exhibit 8 to the  Registrant's  Registration  Statement  on
                    Form N-5 filed July 17, 1987 (File No. 33-15890)) is incorporated by reference.


      (14.1)      --Form of Representative Warrant Agreement.

      (15.1)      --Form of Consulting Agreement.

      (16.1)      --Form of Stock Option Plan.

      (17.1)      --Financial Data Schedule.


----------
*    Previously filed or incorporated by reference.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the registrant has duly caused this Post-Effective Amendment No. 3 and Amendment No. 7, respectively, to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on the 16th day of October 1996.



                                     FRESHSTART VENTURE CAPITAL CORP.
                                                   (Registrant)

                                        By:   /s/     NEIL GREENBAUM
                                              ----------------------------------
                                                Neil Greenbaum, Secretary

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons in the capacities and on the dates indicated.



                    Signature                                    Title                              Date
                    ---------                                    -----                              ----

   /s/        ZINDEL ZELMANOVITCH*                     President and Director                   October 16, 1996
-----------------------------------------
               Zindel Zelmanovitch

   /s/          PEARL GREENBAUM*                       Vice President and Director              October 16, 1996
-----------------------------------------
                 Pearl Greenbaum

   /s/           NEIL GREENBAUM                        Secretary and Director                   October 16, 1996
-----------------------------------------
                 Neil Greenbaum

   /s/         BARBARA JOY HAMILL*                     Director                                 October 16, 1996
-----------------------------------------
               Barbara Joy Hamill

   /s/         MICHAEL MOSKOWITZ*                      Director                                 October 16, 1996
-----------------------------------------
                Michael Moskowitz

   /s/            EUGENE HABER                         Director                                 October 16, 1996
-----------------------------------------
                  Eugene Haber

   /s/             ALAN WORK*                          Director                                 October 16, 1996
-----------------------------------------
                    Alan Work



   *By: /s/        NEIL GREENBAUM
        ----------------------------------
         Neil Greenbaum, Attorney-In-Fact

                                                     EXHIBIT INDEX

     Exhibits                                                                                                      Page
     --------                                                                                                      ----

       (1.1)*     Certificate of Incorporation of Registrant, as amended through November 24, 1987
                  (Exhibit 1 to Amendment No. 2 to Registrant's Registration Statement on Form N-5 filed
                  January 5, 1988 (File No. 33-15890) are incorporated by reference herein.


       (1.2)* Amendments to the Certificate of Incorporation of Registrant from November 25, 1987 through May 11, 1993 (Exhibit 1.2 to
                  Registrant's Registration Statement on Form N-5 filed November
                  18, 1994 (File No. 33-86518)) are incorporated by reference herein.


       (1.3)*     Amendment to Certificate of Incorporation of Registrant filed November 17, 1994.


       (1.4)*     Form of Amendment to Certificate of Incorporation of Registrant.

       (2.1)*     By-laws of Registrant, as amended.

       (3.1)*     Specimen of share of Common Stock, $.01 par value, of Registrant.

       (4)        None.

       (5)        None.

       (6)        None.

       (7.1)*     Defined Contribution Plan of Registrant (Exhibit 7.1 to
                  Registrant's Registration Statement on Form N-5 filed November
                  18, 1994 (File No. 33-86518)) is incorporated by reference herein.

       (8.1)*     Copy of Registrant's license from the Small Business Administration (Exhibit 4.(a).
                  to the Registrant's Registration Statement on Form N-5 filed July 17, 1987 (File No.
                  33-15890)) is incorporated by reference herein.

       (9.1)* Letter of Intent dated as of December 1, 1992 by and between Registrant and the U.S. Small Business Administration (Exhibit
                  9.1 to Registrant's Registration Statement on Form N-5 filed
                  November 18, 1994 (File No. 33-86518)) is incorporated by reference herein.

       (9.2)*     Loan Agreement dated January 15, 1995 between Registrant and Extebank.

       (9.3)*     Form of Employment Agreement to be entered into between the Registrant and Zindel
                  Zelmanovitch.

       (9.4)*     Form of Employment Agreement to be entered into between the Registrant and Neil
                  Greenbaum.

       (9.5)*     Lease dated October 1, 1994 by and between Registrant and 313 West 53rd Street
                  Association.


      (10.1)      Form of Underwriting Agreement relating to the offering of shares.


      (11.1)*     Opinion of Stursberg & Veith as to the legality of the securities being registered hereunder and the issuance thereof.

      (12.1)      Consent of Michael C. Finkelstein, Certified Public Accountants.

      (13.1)*     Code of Ethics of Registrant (Exhibit 8 to the Registrant's Registration Statement on
                  Form N-5 filed July 17, 1987 (File No. 33-15890)) is incorporated by reference.


      (14.1)      Form of Representative Warrant Agreement.

      (15.1)      Form of Consulting Agreement.

      (16.1)      Form of Stock Option Plan.

      (17.1)      Financial Data Schedule.

----------
*    Previously filed or incorporated by reference.